UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No. __)

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STRYKER CORPORATION
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2825 Airview Boulevard
Kalamazoo, MI 49002

Notice of 2019 Annual Meeting of Shareholders of Stryker Corporation

Date:	May 1, 2019

Time:	2:00 p.m., Eastern Time

Place:	Radisson Plaza Hotel & Suites at The Kalamazoo Center, Kalamazoo, Michigan
Items of Business:

•	Elect ten directors;

•	Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019;

•	Conduct an advisory vote to approve named executive officer compensation; and

•	Transact any other business that may properly come before the meeting and any adjournment or postponement.
We invite all shareholders to attend the meeting. At the meeting, you will have the opportunity to ask questions of our management with respect to the matters to be voted on and will hear a report on our business and have a chance to meet our directors and executive officers. Our Annual Report on Form 10-K for the year ended December 31, 2018 is enclosed.
Only shareholders of record on March 4, 2019 may vote at the meeting.
Your vote is important. Please vote your shares promptly. To vote your shares, you may use the internet or call the toll-free telephone number as described on your proxy card or complete, sign, date and return your proxy card.

Dean H. Bergy
Vice President, Corporate Secretary
March 20, 2019

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING ON MAY 1, 2019.
This Proxy Statement, our 2018 Annual Report on Form 10-K and a link to the means to vote by internet are available at www.proxymaterials.stryker.com.

Mission

Together with our customers, we are driven to make healthcare better.

Values

Integrity
We do what's right

Accountability
We do what we say

People
We grow talent

Performance
We deliver

Compensation Objectives	15
Executive Compensation Philosophy	15
The Role of Benchmarking in Our Executive Compensation Decisions	15
Management's Role in Determining Executive Compensation	16
2018 Compensation Decisions	16
2018 Compensation Elements	17
Impact of Decisions Regarding One Compensation Element on Decisions Regarding Other Compensation Elements	24
Equity Plans and Equity-Based Compensation Award Granting Policy	24
Executive and Non-Employee Director Stock Ownership Guidelines	25
Recoupment Policy	25
Employment Agreements and Severance Policy	25
Company Tax and Accounting Issues	25
2019 Compensation Decisions	26
Compensation Committee Report	26
Executive Compensation	27
Summary Compensation Table	27
2018 Grants of Plan-Based Awards	29
Outstanding Equity Awards at 2018 Fiscal Year-End	31
2018 Option Exercises and Stock Vested	32
2018 Pension Benefits	32
2018 Nonqualified Deferred Compensation	32
Potential Payments upon Termination	33
Ratio of 2018 Compensation of the Chief Executive Officer to that of the Median Employee	35
Compensation of Directors	36
Audit Committee Report	37
Additional Information	38
Shareholder Proposals for the 2020 Annual Meeting	38
Section 16(a) Beneficial Ownership Reporting Compliance	38
Other Matters	38
Expenses of Solicitation	38
Appendix A — Reconciliation of the Most Directly Comparable GAAP Measure to Non-GAAP Financial Measure	A-1

PROXY STATEMENT SUMMARY

This summary is intended to provide a broad overview of important information you will find elsewhere in this Proxy Statement and does not contain all the information you should consider. We encourage you to read the entire Proxy Statement before voting.

Meeting Information
Date and Time
May 1, 2019 at 2:00 p.m., Eastern Time

Audio Webcast
On our website, www.stryker.com, starting at 2:00 p.m, Eastern Time, on Wednesday, May 1, 2019. A replay will be available on our website through June 30, 2019.

Shareholder Voting Matters
Matter		Board Vote Recommendation	See Page
Proposal 1 —	Election of Directors	For each nominee	5
Proposal 2 —	Ratify appointment of independent registered public accounting firm	For	7
Proposal 3 —	Advisory vote to approve named executive officer compensation	For	8

Our Director Nominees and Board Characteristics
Name	Age*	Director Since	Independent	Committee Membership(3)
Mary K. Brainerd	65	2017	Yes	Audit
Srikant M. Datar, Ph.D.	65	2009	Yes	Comp, G&N
Roch Doliveux, DVM	62	2010	Yes	Comp (Chair), G&N
Louise L. Francesconi	65	2006	Yes	G&N (Chair), Comp
Allan C. Golston(1)	52	2011	Yes	Audit
Kevin A. Lobo(2)	53	2012	No	—
Sherilyn S. McCoy	60	2018	Yes	Comp, G&N
Andrew K. Silvernail	48	2013	Yes	Audit (Chair)
Ronda E. Stryker	64	1984	Yes	G&N
Rajeev Suri	51	2018	Yes	Audit
_________________
*Age is as of the date of the 2019 Annual Meeting
(1) Lead Independent Director
(2) Chairman of the Board and Chief Executive Officer ("CEO")
(3) Audit = Audit Committee, Comp = Compensation Committee, G&N = Governance and Nominating Committee

Board Skills and
Experience:	Consumer Marketing	Hospital / Payor	Leadership	Risk Management
	Finance	Innovation	Mergers and Acquisitions	Strategic Thinking
	Healthcare Industry	International	Quality Systems	Technology

Corporate Governance Practices
Stryker is committed to exercising good corporate governance. Our policies and practices in this regard include the following:

•	Majority voting in uncontested elections.

•	The Lead Independent Director position entails significant responsibility related to Board leadership and governance.

•	All directors are independent other than the Chairman and CEO.

•	Regular executive sessions of independent directors.

•	All members of Board Committees are independent.

•	A majority of Audit Committee members are "audit committee financial experts."

•	Annual Board and Committee self-evaluations.

•	Annual independent director evaluation of Chairman and CEO.

•	Active Board and Committee oversight of risk and risk management.

•	Commitment toward corporate social responsibility and sustainability.

•	No use of corporate funds for political contributions and careful oversight of lobbying activities.

•	No "poison pill" takeover defense plan.

Executive Compensation Philosophy
Our executive compensation programs are a key component of our ability to attract and retain talented, qualified executives and are designed to provide a meaningful level of total compensation that is aligned with organizational and individual performance and with the interests of our shareholders in line with the following principles and practices:

•	We monitor a comparison group of medical technology and other related companies to ensure that our compensation programs are within observed competitive practices.

•	We aim to provide market competitive total direct compensation consisting of base salary, annual bonus and long-term equity incentives (stock awards).

•	We emphasize pay for performance. In 2018, the value of the variable performance and stock-based compensation for our Named Executive Officers ("NEOs") averaged 86% of total direct compensation.

•
Our annual and long-term incentives align the interests of our executives with our shareholders, utilizing challenging performance goals that should result in profitable, sustained business growth over the long term as well as stock price increases over time.

•	We regularly evaluate our executive compensation programs to ensure that they do not encourage excessive risk taking.

•
Our stock ownership guidelines reflect our conviction that our senior executives and non-employee directors should have meaningful share ownership positions in the Company to reinforce the alignment of the interests of our management and shareholders.

•
Our recoupment policy applies to all cash and equity incentive payments made to our elected corporate officers after 2014 in the event of either a material restatement of our financial statements as a result of misconduct or an officer's material misconduct or negligence that results in a material violation of a law or regulation or material Company policy.

•	We hold an annual advisory vote regarding NEO compensation, which in 2018 resulted in a 96% favorable vote.

Executive Compensation Practices
Stryker employs a number of practices that reflect our executive compensation philosophy as it relates to our NEOs and other executive officers, including the following:

•	Our Compensation Committee retains an independent compensation consultant that reports solely to the Compensation Committee.

•	We link the majority of NEO compensation to Company performance.

•	We balance short-term and long-term incentives.

•	We cap payouts of incentive awards.

•	Our recoupment policy applies to all cash and equity incentive payments made after 2014 to our elected corporate officers.

•	Our guidelines require significant stock ownership.

•	We provide limited perquisites and personal benefits to our NEOs.

•	We do not have employment or severance agreements.

•	We do not allow for contractual change-in-control payments.

•	We do not pay tax gross-ups (unless pursuant to our standard relocation and expatriate assignment practices).

•	We do not reprice, exchange or buyout stock options.

Financial Performance

Net Sales	Net Earnings
$ in billions	$ per diluted share

Adjusted Net Earnings(1)	Dividends Paid
$ per diluted share	$ per share of common stock

Financial Overview
(in millions, except per share amounts)	2018	2017	% Change

Net sales	$13,601	$12,444	9.3
Earnings before income taxes	2,356	2,063	14.2
Income taxes	(1,197)	1,043	(214.8)
Net earnings	3,553	1,020	248.3
Adjusted net earnings(1)	2,779	2,465	12.7

Net earnings per diluted share of common stock:
Reported	9.34	2.68	248.5
Adjusted(1)	7.31	6.49	12.6

Dividends paid per share of common stock	1.88	1.70	10.6
Cash, cash equivalents, and marketable securities	3,699	2,793	32.4
______________

(1)
Adjusted net earnings and adjusted net earnings per diluted share are non-GAAP financial measures. Refer to "Appendix A — Reconciliation of the Most Directly Comparable GAAP Measure to Non-GAAP Financial Measure" for additional information.

GENERAL INFORMATION
We are providing these proxy materials in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of shareholders of Stryker Corporation to be held on May 1, 2019 and at any adjournment or postponement of the meeting. The solicitation will begin on or about March 20, 2019.

Who Is Entitled to Vote?
At the close of business on March 4, 2019, the record date for the meeting, 373,105,225 shares of our common stock, $0.10 par value ("Common Stock"), were outstanding. For each proposal to be voted on, each shareholder is entitled to one vote for each share of Common Stock owned at the record date.

How Do I Vote?
If you are a shareholder of record, you may vote by proxy in any of the following ways:

•
By Internet or Telephone — If you have internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card. If you vote by internet or telephone, you should not return your proxy card.

•
By Mail — You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.

If you vote via the internet or by telephone, your vote must be received by 11:59 p.m., Eastern Time, on April 30, 2019.
You may also vote in person at the annual meeting or you may be represented by another person at the meeting by executing a proxy designating that person.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in "street name." The street name holder will provide you with instructions that you must follow to have your shares voted.
If you hold your shares in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the street name holder.

May I Change My Mind after Submitting a Proxy?
If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to the Vice President, Corporate Secretary of the Company at 2825 Airview Boulevard, Kalamazoo, Michigan 49002;

•	Timely delivery of a valid, later-dated proxy or later-dated vote by internet or telephone; or

•	Voting by ballot at the annual meeting.
If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

What Are Broker Non-Votes?
A broker non-vote occurs when the broker, bank or other holder of record that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers, banks and other street name holders will have discretionary authority to vote only on Proposal 2 (ratification of the appointment of Ernst & Young

LLP as our independent registered public accounting firm for 2019).

What is the Required Vote?
In the election of directors, a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast "for" a director nominee must exceed the number of votes cast "against" that nominee). On all other matters, the vote required to pass is the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will not be counted as votes cast and will therefore have no effect on the outcome of any of the matters.

Will the Annual Meeting be Webcast?
You may access our annual meeting via webcast or telephone. Information about the webcast, which will include both the audio and the slide presentation from the meeting, is available on the Investor Relations page of our website at www.investorevents.stryker.com. The telephone number to listen to the meeting is (866) 393-4306 (U.S.) or (734) 385-2616 (International) and the Conference ID is 2479405. A recording of the meeting will be available from 5:00 p.m. Eastern Time on Wednesday, May 1, 2019, until 11:59 p.m. on Wednesday, May 8, 2019. To hear this recording, dial (855) 859-2056 (U.S.) or (404) 537-3406 (International) and enter Conference ID number 2479405. An archived copy of the webcast will continue to be available on our website until June 30, 2019.

How Do I Obtain Directions to the Annual Meeting?
Directions are available at www.proxymaterials.stryker.com.

Can I Access These Proxy Materials on the Internet?
This Proxy Statement, our 2018 Annual Report on Form 10-K and a link to the means to vote by internet are available at www.proxymaterials.stryker.com.

Stryker's 2018 Annual Review Available Online
As a part of our strategy to be environmentally conscious and financially responsible, printed copies of our Annual Review are not mailed to shareholders. The 2018 Annual Review, which contains a letter to shareholders from Kevin Lobo, our Chairman and Chief Executive Officer, is available online at www.stryker.com/2018.

PROPOSAL 1 — ELECTION OF DIRECTORS
Ten directors are to be elected to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. All of the nominees listed below are currently members of our Board of Directors. The nominees have consented to serve if elected, and we have no reason to believe that any of them will be unable to serve. If any nominee becomes unavailable for any reason, proxies will be voted for the alternate candidate, if any, chosen by the Board or the number of directors constituting the full Board will be reduced to eliminate the vacancy.
The proxies will be voted for the election of each of the nominees unless instructed otherwise. The Board recommends that shareholders vote FOR all nominees. Our Restated Articles of Incorporation provide that a director nominee will be elected only if he or she receives a majority of the votes cast in an uncontested election (that is, the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). If a nominee who is currently serving as a director is not re-elected, Michigan law provides that the director would continue to serve as a "holdover director." Accordingly, under our Corporate Governance Guidelines, each director has submitted an advance, contingent, irrevocable resignation that may be accepted if the shareholders do not re-elect the director. In that situation, the Governance and Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept the resignation or reject it. The Board will act on the Governance and Nominating Committee's recommendation no later than 90 days thereafter. The Company will promptly publicly disclose in a filing with the United States Securities and Exchange Commission ("SEC") the Board's decision whether to accept the resignation and, if applicable, the reasons for rejecting the tendered resignation. If one or more resignations are accepted by the Board, the Governance and Nominating Committee will recommend to the Board whether to fill the vacancy or vacancies or to reduce the size of the Board.
The nominees for election as directors were approved by the Board following the recommendation of our Governance and Nominating Committee. Set forth below is certain biographical information regarding each of the nominees and a discussion of the particular experience, qualifications, attributes or skills that led the Governance and Nominating Committee and the Board to conclude that such person should serve as a director at this time.

MARY K. BRAINERD, Age 65, Director since 2017	ROCH DOLIVEUX, DVM, Age 62, Director since 2010

Former President and Chief Executive Officer of HealthPartners, the largest, consumer-governed, nonprofit health care organization in the United States, which she led from 2002 to May 2017. Prior to joining HealthPartners in 1992, she held various executive roles with Blue Cross and Blue Shield of Minnesota from 1984 to 1992. She also serves as a director of Bremer Bank and Securian Financial, a financial services company headquartered in Minneapolis.
Ms. Brainerd’s extensive experience surrounding both health care delivery and insurance enable her to provide unique and invaluable insight to our Board discussions, particularly in light of the evolving landscape in the health care delivery and payer markets.

Chairman of the Board, Pierre Fabre SA, a global dermocosmetics and healthcare company. Chairman of GLG Institute, a community of senior executives for experience sharing and learning. Director of UCB, a global biopharmaceutical company, where he was Chief Executive Officer for 10 years. He is also Chairman of the Board of the Vlerick Business School, a top-100 business school in the world based in Belgium and of the Caring Entrepreneurship Fund, a philanthropic organization to help entrepreneurs start their own businesses in healthcare.

Dr. Doliveux has extensive experience in life science and healthcare companies, including research, development, regulatory, medical, marketing, market access, sales and M&A, as well as strategic and organizational change management. His exposure to business in many geographies and cultures is very valuable as Stryker seeks to expand its global presence.

SRIKANT M. DATAR, PH.D., Age 65, Director since 2009	LOUISE L. FRANCESCONI, Age 65, Director since 2006

Arthur Lowes Dickinson Professor at the Graduate School of Business Administration of Harvard University since 1996. Faculty Chair of the Harvard Innovation Labs and Senior Associate Dean for University Affairs. From 1989 to 1996, he was Edmund W. Littlefield Professor at the Graduate School of Business, Stanford University. Dr. Datar is also a director of Novartis AG, a multinational pharmaceutical and consumer health products company, ICF International, Inc., a management, technology and policy consulting firm, and T-Mobile US, Inc., a provider of wireless voice, messaging and data services.

Dr. Datar has an extensive background in accounting and finance and a variety of other business areas, including organization design and performance measurement. His strong academic and business background and his experience on the board committees of other companies allow him to make significant contributions to our committees. His service on the boards of global companies involved in pharmaceuticals and high tech gives him great insights into assessing the Company's technology and strategies to expand our business globally.

Former Vice President of Raytheon Company and former President of Raytheon Missile Systems, which she led from 1996 to July 2008. She is Chairman of the Tucson Medical Center Healthcare Board of Trustees and a director of UNS Energy Corporation, a utility that delivers natural gas and electric service.

Ms. Francesconi's extensive experience in various leadership roles in operations and finance functions at Raytheon and other major businesses for over 30 years enable her to bring a wealth of insight into the complex operational, financial and governance issues facing the Company. Her role as Chairman of the Tucson Medical Center Board also has provided useful insights from the perspective of a healthcare provider.

ALLAN C. GOLSTON, Age 52, Director since 2011	ANDREW K. SILVERNAIL, Age 48, Director since 2013

President, United States Program for the Bill & Melinda Gates Foundation since 2006, and Chief Financial and Administrative Officer of the Bill & Melinda Gates Foundation from 2000 to 2006. Mr. Golston is also a director of Harley-Davidson, Inc., a manufacturer of motorcycles and accessories.

Mr. Golston has extensive experience in auditing, finance and the healthcare industry. He is a Certified Public Accountant and has held positions as a finance executive with Swedish Health Services (Seattle, WA) and the University of Colorado Hospital. In his service to the Gates Foundation, he has contributed to the strategic formation and operation of successful initiatives to provide healthcare, education and other human needs, all of which give him understanding that will assist Stryker in our global efforts to meet the needs of patients and caregivers. Additionally, Mr. Golston's expertise in financial matters enables him to make valuable contributions to our Audit Committee and his overall experience positions him well to serve as our Lead Independent Director.

Chairman, President and Chief Executive Officer of IDEX Corporation, an applied solutions business serving high growth specialized markets, Chairman since 2012 and President and Chief Executive Officer since 2011, and Vice President, Group Executive from January 2009 to August 2011. Mr. Silvernail is also a trustee for the Manufacturers Alliance for Productivity and Innovation (MAPI) and serves on the Board of Advisors for the Thayer School of Engineering at Dartmouth College.
By virtue of his service as Chairman, President and Chief Executive Officer of IDEX Corporation and his prior experience in executive leadership positions with IDEX and another large public company, Mr. Silvernail provides valuable business, leadership and management insights and useful perspectives to our Board discussions.  His experience leading a large public company with global operations gives him a clear understanding of the issues facing a multinational business such as ours.

KEVIN A. LOBO, Age 53, Director since 2012	RONDA E. STRYKER, Age 64, Director since 1984

Mr. Lobo was named Chairman of the Board in July 2014 and has served as Chief Executive Officer of the Company since 2012. He joined the Company as a Group President in April 2011. Prior thereto, he held leadership roles over eight years with Johnson & Johnson, including president of Ethicon Endo-Surgery. Mr. Lobo is also a director of Parker-Hannifin Corporation, a manufacturer of motion and control technologies and systems.

Mr. Lobo's global business and leadership experience across multiple industries, including healthcare, enables him to provide valuable insight to the Board regarding the Company's operations and the strategic planning initiatives necessary to meet the demands of the changing environment. As the sole member of management on our Board, he provides management's business perspectives and the necessary link to the Company's day-to-day operations.

Granddaughter of the founder of the Company and daughter of a former President of the Company. She is also Vice Chair and a director of Greenleaf Trust, a Michigan chartered bank, Vice Chair of Spelman College and member of the Harvard Medical School Board of Fellows.

Ms. Stryker brings a strong interest in advocating the benefits of diversity and various matters regarding social responsibility. As the Company's largest individual shareholder and a member of the founding family, she brings a strong shareholder perspective, unlike that of any other member of our Board, making her a valuable component of a well-rounded Board.

SHERILYN S. MCCOY, Age 60, Director since 2018	RAJEEV SURI, Age 51, Director since 2018

Former Chief Executive Officer and Director of Avon Products, Inc., a personal care products company, which she led for almost six years until she retired in February 2018. Prior thereto, Ms. McCoy had a 30-year career at Johnson & Johnson, where she led a variety of large medical device, pharmaceutical and consumer businesses and rose to the position of Vice Chair. She is also a director of AstraZeneca plc, a global, science-led biopharmaceutical company; Kimberly-Clark, a multinational manufacturer of personal care products; and Novacure, an oncology company pioneering a novel therapy for solid tumors called Tumor Treating Fields.

Ms. McCoy has deep global experience as well as strong knowledge regarding mergers and acquisitions and the management of complex organizational structures. These skills, along with her background in the medical technology industry and extensive experience in a public company environment, enable her to bring valuable insights to our Board.

President and Chief Executive Officer of Nokia, a leading global technology company, since April 2014. From 2009 to 2014, he was Chief Executive Officer of Nokia Solutions and Networks (previously Nokia Siemens Networks). Much of his nearly 30-year career has been spent in leadership roles at Nokia. He is also a United Nations Broadband Commissioner and a member of the steering committee of the Digital Communications Industry at the World Economic Forum.

Mr. Suri has deep business experience working across a range of functions, including strategy, mergers and acquisitions, marketing and sales. He has led a transformation of Nokia through significant portfolio adjustments, including the acquisition of Alcatel-Lucent, and has strong global experience. This background and Mr. Suri’s extensive knowledge across a range of technology solutions provide critical input to our Board.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company's independent registered public accounting firm and such firm reports directly to the Audit Committee. Ernst & Young LLP and its predecessor firms, Ernst & Ernst and Ernst & Whinney, have been retained as the Company's independent auditor continuously since 1974. The Audit Committee reviews the qualifications, performance, fees and independence of Ernst & Young LLP and considers whether the firm should be reappointed or whether a different independent registered public accounting firm should be appointed. SEC rules mandate that the independent auditor's lead audit partner be rotated every five years. The process for the selection of the new lead audit partner, which occurred most recently in 2018, included a meeting between the Chair of the Audit Committee and the candidate recommended by Ernst & Young LLP for the role, as well as discussion by the full Audit Committee and management.
The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP is in the best interest of the Company and our shareholders and, at its February 2019 meeting, the Audit Committee appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2019, subject to approval of the scope of the audit engagement and the estimated audit fees, which will be presented to the Audit Committee at its July meeting. While not required, we are submitting the appointment to the shareholders as a matter of good corporate practice to obtain their views. We expect representatives of Ernst & Young LLP to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions. If the appointment is not ratified, it will be considered as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for the year 2019. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Stryker and its shareholders.

Fees and Services
The fees (amounts in $) billed by Ernst & Young LLP with respect to the years ended December 31, 2018 and 2017 were as follows:
Audit Fees includes amounts billed for the annual audit of our annual Consolidated Financial Statements, the audit of internal control over financial reporting, the review of the Consolidated Financial Statements included in the quarterly reports on Form 10-Q filed by us during each year, the completion of statutory audits required in certain foreign jurisdictions and consultations concerning accounting matters associated with the annual audit. Audit-Related Fees includes amounts billed for debt offering procedures and audits of our employee benefit plans. Tax Compliance Fees includes amounts for tax compliance services. Other Tax Fees includes amounts for tax advice and tax planning services. We expect that Ernst & Young LLP will provide non-audit services of a similar nature during 2019.
Under its charter, the Audit Committee must pre-approve all audit and non-audit services performed by Ernst & Young LLP, other than non-audit services that satisfy a de minimis exception provided by applicable law, and is ultimately responsible for the determination of the audit fees to be paid to Ernst & Young LLP. In the event we wish to engage Ernst & Young LLP to perform non-audit services, management prepares a summary of the proposed engagement, detailing the nature of the engagement and cost of the engagement. At the Audit Committee's February meeting, certain recurring non-audit services and the proposed fees are reviewed and evaluated. At subsequent meetings, management may present additional services for approval. The Audit Committee has delegated to the Chair or, in the Chair's absence, any other member of the Audit Committee the authority to evaluate and approve projects and related fees if circumstances require approval between meetings of the Audit Committee. Any such approval is reported to the full Audit Committee at its next meeting. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

Vote Required
The affirmative vote of a majority of the votes cast at the annual meeting on the proposal is required for ratification. The Board recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP as our Company's independent registered public accounting firm for 2019.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
As described under "Compensation Discussion and Analysis" beginning on page 14, our objective in setting executive compensation is to provide a total compensation package that allows us to continue to attract, retain and motivate talented executives who drive our Company's success while aligning compensation with the interests of our shareholders and the achievement of our key business objectives. Consistent with this philosophy, a significant percentage of the total compensation opportunity for each of our NEOs is based on measurable corporate, business area and individual performance, both financial and non-financial, and on the performance of our shares on a long-term basis.
Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the "Summary Compensation Table" and other related compensation tables and narrative disclosure under "Executive Compensation" beginning on page 27 that describe the compensation of our NEOs during each of the last three fiscal years or such shorter number of years that each of them was an NEO. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), our shareholders are entitled to an advisory vote to approve the compensation of our named executive officers. This advisory vote is commonly referred to as a "say-on-pay" advisory vote. Pursuant to a policy we adopted in 2011 and reaffirmed in 2017, we provide our shareholders with the opportunity to vote on a "say-on-pay" advisory vote at each annual meeting. Accordingly, in compliance with these requirements and as a matter of good corporate governance, we are asking shareholders to approve the following resolution at our annual meeting:
RESOLVED, that the shareholders of Stryker Corporation (the "Corporation") approve, on an advisory basis, the compensation of the Corporation's named executive officers as disclosed in the Corporation's Proxy Statement for this annual meeting pursuant to the rules of the Securities and Exchange Commission, including "Compensation Discussion and Analysis," the "Summary Compensation Table" and the compensation tables and narrative disclosure under "Executive Compensation."
This advisory vote is non-binding. Although non-binding, the Compensation Committee and the Board will review the results of the vote and take them into account in future determinations concerning our executive compensation program. The Board recommends that shareholders vote FOR the resolution set forth in Proposal 3.

STOCK OWNERSHIP

Principal Shareholders
The following table sets forth certain information with respect to beneficial ownership of Common Stock by the only persons known by us to be the beneficial owners of more than 5% of our Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Class (%)
T. Rowe Price Associates, Inc.	32,822,508(1)	8.7
100 E. Pratt Street
Baltimore, Maryland 21202
The Vanguard Group, Inc.	26,195,821(2)	7.0
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
BlackRock, Inc.	24,882,912(3)	6.6
55 East 52nd Street
New York, New York 10055
Ronda E. Stryker	24,599,060(4)	6.6
c/o Greenleaf Trust
211 South Rose Street
Kalamazoo, Michigan 49007
Greenleaf Trust	22,185,620(5)	5.9
211 South Rose Street
Kalamazoo, Michigan 49007
John W. Brown	19,784,533(6)	5.3
2825 Airview Boulevard
Kalamazoo, Michigan 49002
______________

(1)
This information is based solely on information as of December 31, 2018 contained in a filing with the SEC on February 14, 2019. T. Rowe Price Associates, Inc. has sole voting power with respect to 11,862,551 shares and sole dispositive power with respect to all shares.

(2)
This information is based solely on information as of December 31, 2018 contained in a filing with the SEC on February 13, 2019. The Vanguard Group, Inc. has sole voting power with respect to 397,216 shares, shared voting power with respect to 94,430 shares, sole dispositive power with respect to 25,711,234 shares and shared dispositive power with respect to 484,587 shares.

(3)
This information is based solely on information as of December 31, 2018 contained in a filing with the SEC on February 6, 2019. BlackRock, Inc. has sole voting power with respect to 21,920,150 shares and sole dispositive power with respect to all shares.

(4)
This information is based solely on information as of January 31, 2019 provided by Ms. Ronda E. Stryker. The shares of Common Stock shown as beneficially owned by Ms. Stryker include 49,145 shares that she has the right to acquire within 60 days of January 31, 2019 upon exercise of stock options and vesting of restricted stock units. Ms. Stryker has sole voting and dispositive power with respect to 7,799,293 of the shares of Common Stock shown as beneficially owned by her, sole voting and shared dispositive power with respect to 866,652 shares, no voting and shared dispositive power with respect to 40,000 shares and shared voting and dispositive power with respect to the remaining 15,843,970 shares. As a result of certain rights that she has under the terms of the L. Lee Stryker Trust established on September 10, 1974 for the benefit of members of the Stryker Family (the "Stryker Family Trust"), Ms. Stryker may be deemed to share voting power and dispositive power with respect to 15,843,970 shares with Greenleaf Trust, the trustee of a subtrust for her benefit under the Stryker Family Trust. See note (5) below.

(5)
This information is based solely on information as of December 31, 2018 contained in a filing with the SEC on February 13, 2019. Greenleaf Trust holds these securities in a fiduciary capacity on behalf of various trusts and investment management customers, some of whom have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares of Common Stock. Greenleaf Trust has sole voting power with respect to 166,893 shares, shared voting power with respect to 22,018,727 shares, sole dispositive power with respect to 160,130 shares and shared dispositive power with respect to 22,025,490 shares. See note (4) above regarding the shared voting power and dispositive power with respect to 15,843,970 shares of Common Stock held by a subtrust for the benefit of Ronda E. Stryker under the terms of the Stryker Family Trust.

(6)
This information is based solely on information as of December 31, 2018 contained in a filing with the SEC on February 11, 2019. Mr. Brown has sole voting and dispositive power with respect to 19,524,533 shares of Common Stock shown as beneficially owned by him and shared voting and dispositive power with respect to 260,000 shares.

Security Ownership of Directors and Executive Officers
The following table sets forth certain information about the ownership of Common Stock as of January 31, 2019 by our current directors, all of whom are standing for reelection, the executive officers identified as our NEOs in the "Compensation Discussion and Analysis" section beginning on page 14 and the persons who were our executive officers and directors as of December 31, 2018 as a group.

	Number of Shares Owned (#)(4)	Right to Acquire (#)(5)	Total (#)(6)	Percentage of Outstanding Shares (%)
Directors:
Mary K. Brainerd	600	601	1,201	*
Srikant M. Datar, Ph.D.	9,277	40,100	49,377	*
Roch Doliveux, DVM	19,695	26,843	46,538	*
Louise L. Francesconi	18,277	36,770	55,047	*
Allan C. Golston	9,027	26,775	35,802	*
Kevin A. Lobo	50,105	910,377	960,482	*
Sherilyn S. McCoy	—	—	—	—
Andrew K. Silvernail	1,902	11,575	13,477	*
Ronda E. Stryker	24,549,915	49,145	24,599,060	6.6
Rajeev Suri	—	—	—	—
Named Executive Officers(1):
Glenn S. Boehnlein	16,981	98,585	115,566	*
Timothy J. Scannell	137,623	371,751	509,374	*
Viju S. Menon	—	—	—	—
Michael D. Hutchinson	12,765	83,371	96,136	*
David K. Floyd (2)	14,128	62,242	76,370	*
Lonny J. Carpenter (3)	153,248	53,295	206,543	*
Executive officers and directors as a group (19 persons)	24,854,571	1,841,007	26,695,578	7.2
______________

*	Less than 1%.

(1)	Other than Kevin A. Lobo, who is also a director.

(2)	This information is based solely on information as of January 31, 2019 provided by Mr. David K. Floyd.

(3)	This information is based solely on information as of January 31, 2019 provided by Mr. Lonny J. Carpenter.

(4)	Excludes shares that may be acquired within 60 days after January 31, 2019 upon exercise of options and vesting of shares underlying restricted stock units or performance stock units.

(5)	Includes shares that may be acquired within 60 days after January 31, 2019 upon exercise of options and vesting of shares underlying restricted stock units or performance stock units.

(6)
Except for the shared beneficial ownership of certain shares of Common Stock by Dr. Datar (7,642 shares) and Ms. Stryker (16,750,622 shares), such persons hold sole voting and dispositive power with respect to the shares shown in this column.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE MATTERS
We manage our business under the direction of our Board of Directors. The Board conducts its business through meetings of the Board and its committees. The Board has adopted Corporate Governance Guidelines that are available in the Corporate Governance area of the Investor section of our website at www.stryker.com/investors/governanceguidelines. During 2018, the Board held ten meetings. Each director attended more than 75% of the total meetings of the Board and the committees on which he or she served in 2018. We expect our directors to attend the annual meeting of shareholders unless they have a schedule conflict or other valid reason. All members of the Board attended the 2018 annual meeting.

Board's Role in Strategic Planning and Risk Oversight
Our Board is responsible for directing and overseeing the management of the Company's business in the best interests of the shareholders and consistent with good corporate practice. The Board oversees strategic direction and priorities for the Company, approves the selection of the senior management team and monitors the Company's risk, performance and impact on its stakeholders, including environmental, social and governance (ESG) related matters. At one meeting each year, the Board and management focus on the Company's overall strategic plan and direction. At the meeting in December, the capital plan and budget for the next year are reviewed. A fundamental part of setting the Company's business strategy is the assessment of the risks the Company faces and how they are managed. The Board and the Audit Committee and the Governance and Nominating Committee meet regularly throughout the year with our Finance, Tax, Treasury, Internal Audit, Legal and Compliance management teams to assess the financial, legal/compliance and operational/strategic risks throughout our businesses and review our insurance and other risk management programs and policies to enable the Board to exercise its ultimate oversight responsibility for the Company's risk management processes.

Independent Directors
Under the listing standards of the New York Stock Exchange ("NYSE"), a director is not independent unless the Board determines that he or she has no material relationship with Stryker, either directly or through any organization with which he or she is affiliated that has a relationship with Stryker. While the NYSE listing standards require that at least a majority of the directors be independent, our Corporate Governance Guidelines provide that at least two-thirds of the directors will be independent. The Board has determined that all of our current directors other than Mr. Lobo are independent under the NYSE listing standards. That determination was based on a review of the responses of the directors to questions about employment history, affiliation and family and other relationships, including in the case of Mr. Silvernail the transactions with IDEX Corporation that are discussed under "Certain Relationships and Related Party Transactions" on page 13, and on discussions with the directors. In the case of Ms. Stryker, the Board also considered that the Company spent $819,000 in 2018 on functions and meetings, including the 2018 annual meeting, held at hotel, restaurant and entertainment properties in Kalamazoo, Michigan (principally the Radisson Plaza Hotel) that are owned by Greenleaf Hospitality and that Stryker also reimbursed employees for hotel, restaurant and other expenses incurred by them at such properties while they were in Kalamazoo for business meetings. Management of Stryker has been advised by Greenleaf Hospitality that Greenleaf Hospitality is 100% owned by Ronda Stryker's husband. The Board has determined that the relationship with Greenleaf Hospitality is not material under the circumstances, including the modest nature of the transactions compared to the total revenues of Stryker and Greenleaf Hospitality, the ordinary course status of the transactions and the arm's length nature of the transactions, including a Stryker discounted rate from Greenleaf Hospitality.

Board Committees
Our Board has three committees. The current membership, number of meetings held during 2018 and the function performed by each of these committees is described below. These committees act under written charters approved by the Board. The applicable committee and the Board review and reassess the charters annually.
No member of any committee is or ever has been an employee of the Company. The Board has determined that the members of the Audit, Compensation and Governance and Nominating Committees meet the independence standards for those committees within the meaning of the NYSE listing standards and applicable law and SEC regulations.
Audit Committee: Mr. Silvernail (Chair), Ms. Brainerd, Mr. Golston and Mr. Suri currently are members of the Audit Committee, which met nine times during 2018. The Audit Committee, which is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, oversees the Company's financial reporting process on behalf of the Board. It meets with management and the Company's independent registered public accounting firm throughout the year and reports the results of its activities to the Board. Further information regarding the role of the Audit Committee is contained in its charter that is available in the Governance area of the Investor Relations section of our website at www.stryker.com/investors/auditcommitteecharter. For further information, see "Audit Committee Report" on page 37. The Board has determined that Mr. Silvernail, Ms. Brainerd and Mr. Golston are "audit committee financial experts" for purposes of applicable SEC rules.
Compensation Committee: Dr. Doliveux (Chair), Dr. Datar, Ms. Francesconi and Ms. McCoy currently are members of the Compensation Committee, which met six times during 2018. The purpose of the Compensation Committee is to assist the Board in discharging its overall responsibilities relating to executive and stock-based compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other members of our executive leadership team, evaluates their performance for the current year in light of those goals and establishes compensation levels, including annual salary and bonus targets. The Compensation Committee also administers and grants awards under the Company's equity-based compensation plans. Management provides recommendations to the Compensation Committee concerning salary, bonus potential and stock awards for members of our executive leadership team other than the Chief Executive Officer, whose pay recommendations are provided to the Compensation Committee by its independent compensation consultant. The Chief Executive Officer's compensation is subject to final approval by the independent members of the Board. The Compensation Committee also reviews the level and form of non-employee director compensation and makes recommendations to the full Board regarding any changes to such compensation as it deems appropriate. For further information, see the Compensation Committee's charter that is available in the Governance area of the Investor Relations section of our website at www.stryker.com/investors/compensationcommitteecharter and "Compensation Discussion and Analysis" beginning on page 14.
Our Compensation Committee has the authority to retain and terminate a compensation consulting firm to assist the Compensation Committee in the evaluation of executive and non-employee director compensation. Since October 2015, Semler Brossy Consulting Group, LLC ("Semler Brossy") has been engaged directly by the Compensation Committee as its executive compensation consultant to assist by:

•	Providing information and education on executive and non-employee director compensation trends and developments and the implications for Stryker;

•	Reviewing the competitiveness of our non-employee director compensation program;

•	Reviewing the competitiveness of total compensation for the members of our executive leadership team;

•	Providing recommendations for the compensation levels of our Chief Executive Officer;

•	Reviewing and giving its opinion on management's recommendations for executive compensation and equity plan design and practices; and

•	Participating in Compensation Committee meetings when requested by the Compensation Committee Chair.
The Compensation Committee determined Semler Brossy to be independent from the Company and that no conflicts of interest existed. In reaching this conclusion, the Compensation Committee assessed Semler Brossy's independence, taking into consideration all relevant factors, including the compensation consultant independence factors set forth in the SEC rules and the NYSE listing standards and appropriate assurances provided by Semler Brossy regarding its independence. Additionally, Semler Brossy did not separately provide any advice or services to management or otherwise to the Company other than the services provided to the Compensation Committee.
Governance and Nominating Committee: Ms. Francesconi (Chair), Dr. Datar, Dr. Doliveux, Ms. McCoy and Ms. Stryker currently serve on the Governance and Nominating Committee. The Governance and Nominating Committee, which met four times during 2018, makes recommendations to the Board regarding director nominations and committee assignments, oversees the evaluation of the Board and considers other matters relating to corporate governance. In addition, the Governance and Nominating Committee, in coordination with the Audit Committee, has oversight responsibility with respect to compliance, legal and regulatory affairs/quality assurance issues. It receives a report at least once a year from one or more senior executives, either individually or jointly, with responsibility for regulatory affairs, quality assurance, compliance, risk management and legal issues on the status of the Company's compliance with relevant laws, regulations and internal procedures and on the key compliance, risk management and legal issues facing the Company, and may meet with such senior executives in executive session as the Governance and Nominating Committee deems appropriate. For further information, see the charter of the Governance and Nominating Committee that is available in the Governance area of the Investor Relations section of our website at www.stryker.com/investors/governancenominatingcommitteecharter. When seeking to identify an individual to become a director to fill a new position or vacancy, the Governance and Nominating Committee will consult with incumbent directors, management and others, including a professional search firm, and will review information obtained from a variety of sources. The Governance and Nominating Committee is committed to actively identifying, recruiting and advancing diverse candidates, including women and minority candidates, in any search process. The Governance and Nominating Committee will consider, among other factors, the background and reputation of potential candidates in terms of their character, personal and professional integrity, business and financial experience and acumen, experience in healthcare, corporate compliance or regulatory and governmental affairs, how a person would contribute to and strengthen the Board and complement the other directors in terms of expertise, diversity of viewpoint and opinion, professional experience, education and skills and a person's availability to devote sufficient time to Board duties. Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to the Vice President, Corporate Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, and giving the candidate's name, relationship, if any, to the shareholder making the recommendation, biographical data and qualifications. The submission should also include a statement from the candidate consenting to being considered and, if nominated and elected, to serving as a director.

Compensation Risks
Pay Governance LLC ("Pay Governance"), a consulting firm that was determined by the Compensation Committee to be independent using the factors discussed above with regard to Semler Brossy, conducted a risk assessment of our executive compensation program in 2016 that concluded that our executive compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Stryker. The Compensation Committee reviewed the Pay Governance report, discussed it with management at the time it was received and concurred with the report's conclusion.
Our executive compensation program has not materially changed since the Pay Governance risk assessment and we continue to believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Stryker.
In addition, Willis Towers Watson Public Limited Company ("Willis Towers Watson"), a consulting firm that was determined by the Compensation Committee to be independent using the factors discussed above with regard to Semler Brossy, conducted a risk assessment of our sales compensation program in 2017 that concluded that our sales compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Stryker. The Compensation Committee reviewed the Willis Towers Watson report, discussed it with management at the time it was received and concurred with the report's conclusion.

Board Leadership Structure
The Board believes that it is important to retain flexibility to make the determination as to whether the interests of the Company and our shareholders are best served by having the same person serve as both Chief Executive Officer and Chairman of the Board or whether the roles should be separated based on the circumstances at any given time. At different times in the past, both approaches have been used. The Board periodically reassesses the leadership structure of the Board and, after considering the pros and cons of the alternatives in light of the Company's operating and governance environment, has concluded that the most effective current leadership structure is for

Mr. Lobo to serve in the combined role of Chairman of the Board and Chief Executive Officer and have full responsibility for the day-to-day management of the Company. When the same person serves as Chief Executive Officer and Chairman of the Board, we have a Lead Independent Director, designated by the other independent directors. That position, which is currently held by Mr. Golston, entails significant responsibility and opportunity for independent Board leadership. In that role, Mr. Golston is responsible for coordinating the activities of the independent directors. He chairs the executive sessions of the independent directors and also acts as an intermediary between the independent directors and senior management on sensitive issues, including matters considered by the non-management directors in executive session. Other matters that he is responsible for as the Lead Independent Director include working with Mr. Lobo and the Vice President, Corporate Secretary to set the agenda for Board meetings, assuring the adequacy of the flow of information from management to the non-management directors, setting the meeting schedules to assure there is sufficient time for discussion of all agenda items, directing the retention of consultants who report directly to the Board when deemed appropriate, participating, along with the members of the Compensation Committee and the full Board, in the evaluation of the Chief Executive Officer and, together with the Chair of the Compensation Committee, meeting with the Chief Executive Officer to discuss such evaluation, consulting with the Governance and Nominating Committee concerning the members and chairpersons of Board committees and assisting management and the Board in assuring compliance with and implementation of our Corporate Governance Guidelines. He also facilitates discussion among the non-management directors on key issues and concerns outside of Board meetings.

Executive Sessions of Independent Directors
Our Corporate Governance Guidelines require the independent directors to meet in executive session at least once per year. Non-management directors meet on a regular basis in conjunction with meetings of the Board and its Committees to provide an opportunity for discussion of topics of concern without any member of management being present.

Contacting the Board of Directors
Shareholders and other interested persons may communicate directly with the Board on a confidential basis by mail to Stryker Board of Directors at 2825 Airview Boulevard, Kalamazoo, Michigan 49002. All such communications will be received directly by the Chair of the Governance and Nominating Committee and will not be screened or reviewed by any Stryker personnel.

Code of Conduct / Code of Ethics
We have adopted a Code of Conduct applicable generally to our employees, officers and directors in the performance of their duties and responsibilities and a Code of Ethics applicable to our principal executive officer, president, principal financial officer, principal accounting officer and controller. The Code of Conduct and Code of Ethics are posted in the Governance area of the Investor Relations section of our website at www.stryker.com/investors/codeofconduct and www.stryker.com/investors/codeofethics, respectively, and we will mail them to any shareholder upon request to the Vice President, Corporate Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002. Any amendments to either Code or waiver of either Code granted to an executive officer or director will be disclosed in the Governance area of the Investor Relations section of our website.

Certain Relationships and Related Party Transactions
Under our Related Party Transactions Policy, which is in writing and was adopted by the Board, the Audit Committee must approve or ratify transactions involving directors, executive officers or principal shareholders or members of their immediate families or entities controlled by any of them or in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Audit Committee at its regularly scheduled meeting in February of each year and at subsequent meetings of any such transaction that is proposed to be entered into or continued and seeks approval. In the event any such transaction is proposed and a decision is required prior to the next regularly scheduled meeting of the Audit Committee, it may be presented to the Audit Committee Chair for approval, in which event the decision will be reported to the full Audit Committee at its next meeting.
Andrew K. Silvernail is Chairman, President and Chief Executive Officer of IDEX Corporation, an applied solutions business serving high growth specialized markets with $2.5 billion of sales in 2018. In 2018, the Company purchased equipment and components used in the development and manufacturing of products from subsidiaries of IDEX Corporation at an aggregate cost of $1,777,000 in the ordinary course of business. At its February 2019 meeting, the Audit Committee authorized the Company to continue to purchase equipment and components from IDEX subsidiaries in the ordinary course of business up to $10,000,000.

COMPENSATION DISCUSSION AND ANALYSIS
This section includes information regarding, among other things, the overall objectives of our compensation program for our NEOs and each element of compensation that we provide. Please read this section in conjunction with the detailed tables and narrative descriptions of our NEO compensation under "Executive Compensation" beginning on page 27.

Named Executive Officers
The names and titles of our NEOs for purposes of this Proxy Statement are:

Name	Title
Kevin A. Lobo	Chairman and CEO
Glenn S. Boehnlein	Vice President, Chief Financial Officer ("CFO")
Timothy J. Scannell	President and Chief Operating Officer(1)
Viju S. Menon	Group President, Global Quality and Operations(2)
Michael D. Hutchinson	Vice President, Chief Legal Officer
David K. Floyd	Group President and Advisor to the Chief Executive Officer(3)
Lonny J. Carpenter	Group President and Advisor to the Chief Executive Officer(4)
______________

(1)	Mr. Scannell was promoted to President and Chief Operating Officer ("COO") effective August 1, 2018. Prior to his promotion, Mr. Scannell served as Group President, MedSurg and Neurotechnology.

(2)	Mr. Menon joined the Company as Group President, Global Quality and Operations ("GQO") on April 23, 2018.

(3)
Mr. Floyd retired from his role as Group President, Orthopaedics effective August 1, 2018 and will continue to be employed (in a non-executive officer capacity) as Group President and Advisor to the CEO from August 1, 2018 through June 30, 2019. During the advisory period, Mr. Floyd continues to receive base salary at the annual rate of $640,000, remained eligible for an incentive bonus opportunity for 2018 and will be entitled to receive an advisory period incentive bonus in the amount of $272,000 provided he remains employed in the advisory capacity through June 30, 2019.

(4)
Mr. Carpenter retired from his role as Group President, Global Quality and Business Operations effective April 30, 2018 and will continue to be employed (in a non-executive officer capacity) as Group President and Advisor to the CEO from April 30, 2018 through March 31, 2019. During the advisory period, Mr. Carpenter continues to receive base salary at the annual rate of $545,000, remained eligible for an incentive bonus opportunity for 2018 and will be entitled to receive an advisory period incentive bonus in the amount of $120,000 provided he remains employed in the advisory capacity through March 31, 2019.

Overview
Stryker has a history of delivering solid financial results. Our executive pay programs have played a significant role in our ability to attract and retain the experienced executive team that has successfully driven our financial results over time.
The primary elements of compensation for our NEOs in 2018 were salary, bonus and stock awards. The stock awards granted to our NEOs generally consisted of stock options and performance stock units, except in the cases of Mr. Scannell, who also received restricted stock units in connection with his mid-year promotion, and Mr. Menon, who received stock options and restricted stock units in connection with joining the Company in April 2018. Our savings and retirement plans are typically defined contribution plans that match a portion of employee contributions and have historically included an annual discretionary contribution of 7% of salary and bonus for all eligible U.S.-based employees. We do not maintain any defined benefit pension plans for our NEOs. We believe the limited perquisites and personal benefits we provide to our NEOs are conservative to market.
Our Compensation Committee believes that our compensation practices for our NEOs are appropriate in the context both of Stryker's performance and the interests of our shareholders. Among the considerations in this regard are:

•	An important part of our executive compensation philosophy is the alignment of the compensation of our NEOs with the interests of our shareholders and achievement of key business objectives;

•
In 2018, the value of the variable, performance and stock-based compensation elements for the NEOs averaged 86% of the total value of the primary compensation elements (salary, actual bonus and stock awards). See "Summary Compensation Table" on page 27;

•
Our NEO bonus plans are based on challenging performance goals that, if met, should result in profitable, sustained business performance over the long term and be reflected in stock price increases over time. The NEOs' payouts for 2018 (148% of target on average) were greater than the 2017 levels (116% of target on average) as a result of performance that, overall, was above 2018 bonus plan goals that were generally more challenging than prior year actual results;

•
Stock-based compensation realized by our NEOs is tied directly to the interests of our shareholders via stock price performance and, for performance stock units, based on financial performance relative to pre-established financial goals for a three-year performance period. The payout related to the 2016 grant of performance stock units, which is discussed under "2016 Performance Stock Units: Results for the 2016-2018 Performance Period" beginning on page 22, was 200% of target as a result of performance that reached the maximum goal for both sales growth relative to a comparison group of companies and average adjusted diluted net earnings per share growth;

•
We monitor a comparison group of medical technology and related companies to ensure that our compensation programs are within observed competitive practices, review trends and practices with assistance from the Compensation Committee's independent compensation consultant and make adjustments as deemed appropriate by the Compensation Committee; and

•
We evaluate key risk issues related to compensation and, in this regard, engaged a third-party independent consultant to conduct a risk assessment of executive compensation programs in 2016 as discussed under "Compensation Risks" on page 12 and believe that our executive compensation practices do not create risks that are reasonably likely to have a material adverse effect on Stryker.

The Compensation Committee considered the results of the advisory shareholder vote on executive compensation at our 2018 annual meeting of shareholders at which the executive compensation program for our NEOs as disclosed in the proxy statement for that meeting was approved by 96% of the votes cast. The Compensation Committee continues to believe that our executive compensation policies, practices and programs are appropriate and, in light of the results of the advisory vote, believes our shareholders feel the same.

Compensation Objectives
We believe that our executive compensation program, which is a key component of our ability to attract and retain talented, qualified executives, should be designed to provide a meaningful level of total compensation that is aligned with organizational and individual performance and with the interests of our shareholders. The Compensation Committee believes that, consistent with the emphasis on rewarding executives for enhancing the Company's growth and profitability (as described more fully in "Why We Chose Particular Performance Metrics and Goals" on page 18), the Company's bonus plans should focus executives on a mix of financially-oriented as well as qualitative goals that reinforce a balance in achieving short-term and long-term goals and are aligned with shareholder returns over time. The bonus plans contain maximums on the payouts that can be earned in any year. The Company's long-term equity incentive compensation program likewise is intended to provide executives with a personal financial interest in the Company's long-term success (as described more fully in "Long-Term Incentive Compensation" beginning on page 21). The Compensation Committee believes that the Company's incentive programs balance risk and the potential reward to executives in a manner that is appropriate to the circumstances and in the best interests of the Company's shareholders over the long term.
The principal objectives of our executive compensation policies and practices are to:

•	Attract, retain and motivate talented executives who drive the Company's success;

•	Structure compensation packages with a significant percentage of compensation earned as variable pay based on performance, which balances risk with the potential reward;

•	Align incentives with measurable corporate, business area and individual performance, both financial and non-financial;

•	Provide flexibility to adapt to changing business needs;

•	Align total compensation with shareholder value creation; and

•	Establish compensation program costs that are reasonable, affordable and appropriate.

Executive Compensation Philosophy
In setting compensation levels for our executives, the Compensation Committee considers information from our comparison companies and broader compensation surveys. We position total pay opportunities for our senior executive roles with the intent they be competitive relative to comparable roles in the market, taking into account a range of factors, including: (i) the Company’s or business unit’s general performance relative to competitors; (ii) the difficulty of the Company’s or business unit’s performance targets; (iii) the scope of the executive’s role relative to the normal scope of this role at comparable companies; and (iv) the executive’s tenure, experience, level of individual performance, and potential to contribute to our future growth. Although we review and consider the compensation provided by our comparison companies, broader compensation surveys and the results of the benchmarking studies described below under "The Role of Benchmarking in Our Executive Compensation Decisions," we do not benchmark our NEOs' compensation to a specific percentile of the market or of our comparison companies. Rather, we consider such data in addition to the factors described in (i) through (iv) above.
Individual compensation elements, along with an explanation of how we make decisions about each element, are described in detail under "2018 Compensation Elements" beginning on page 17.
Underlying our executive compensation philosophy is the desire to facilitate and encourage long-term ownership of our Common Stock. Our stock ownership guidelines reinforce this element of our philosophy by requiring senior management to accumulate and retain significant stock ownership positions over time. For more information, see "Executive and Non-Employee Director Stock Ownership Guidelines" on page 25.

The Role of Benchmarking in Our Executive Compensation Decisions
We regularly review our compensation policies, practices and programs to determine if they are both appropriate and responsive to our business needs. Factors that were considered in determining the NEO compensation adjustments for 2018 included the results of the Company as a whole and, where applicable, the specific business areas of the Company for which each NEO was responsible, the individual's performance, changes in compensation levels over recent years, performance against bonus plan goals, comparisons among roles internally, cost to the Company and market comparison data. Although we monitor the competitive landscape closely and our current practice is to conduct an external market benchmarking of our NEO compensation levels and practices annually, we have not focused solely on market comparison data when establishing compensation levels. The Compensation Committee applies judgment and discretion when evaluating the appropriateness of using market comparison data as it does when determining any compensation amount or outcome.

In mid-2017, Semler Brossy conducted a market benchmarking study in connection with establishing NEO compensation and the results were among the factors considered when 2018 compensation decisions were made, which are discussed in detail under "2018 Compensation Decisions" beginning at the bottom of this page. The data provided to the Compensation Committee by Semler Brossy showed compensation levels consisting of the primary elements of total compensation: salary, bonus and long-term incentive awards. The study concluded that, for the NEOs who were serving in an NEO position at the time of the study and for which a sufficient number of comparable benchmark positions at comparison companies could be identified, target cash compensation levels and the grant value of long-term incentive awards were, on average, generally consistent with our executive compensation philosophy.
The comparison group companies used in the 2017 benchmarking study were:

Abbott Laboratories	Bristol-Myers Squibb Company	Medtronic plc
Agilent Technologies, Inc.	Cerner Corporation	Quest Diagnostics Incorporated
Allergan plc	C.R. Bard, Inc.	Thermo Fisher Scientific Inc.
Baxter International Inc.	Danaher Corporation	Varian Medical Systems, Inc.
Becton, Dickinson and Company	Eli Lilly and Company	Zimmer Biomet Holdings, Inc.
Boston Scientific Corporation	Laboratory Corporation of America Holdings
The comparison group was developed by Semler Brossy and members of our Human Resources department and approved by the Compensation Committee. The industry screening criteria used in the development of the comparison group were modestly expanded relative to prior years in order to identify additional suitable comparators in light of: (i) the limited number of companies of relevant size in the medical technology industry, and (ii) the continuing acquisition activity and consolidation within the comparison group. Similar to prior years, the comparison companies used in the 2017 study were selected based on comparability to Stryker in terms of business focus and company size. The 2017 comparison group, overall, encompassed the following:

•	Product competitors or companies in the medical technology industry, as well as within adjacent industries, with which we compete for executive talent;

•	Companies with significant global operations; and

•	Companies with revenues and market capitalizations of similar scale to Stryker.
Semler Brossy conducted an additional benchmarking study in mid-2018. The study used the same comparison group that was used in the 2017 study except for the removal of C.R. Bard, Inc. due to its acquisition by Becton, Dickinson and Company. The results of the 2018 study indicated that for the NEOs who were serving in an NEO position at the time of the study and for which a sufficient number of comparable benchmark positions at comparison companies could be identified, target cash compensation levels and the grant value of long-term incentive awards were, on average, generally consistent with our executive compensation philosophy. The results of the 2018 benchmarking study were one of the factors considered when the 2019 compensation decisions for the NEOs were made in February 2019. Those decisions are summarized on page 26 and will be discussed in further detail in the proxy statement for our 2020 meeting.

Management's Role in Determining Executive Compensation
The Compensation Committee makes all final decisions regarding NEO compensation, except that the compensation of the Chief Executive Officer is subject to final approval by the independent members of the Board. The Chief Executive Officer's role in determining executive compensation includes making recommendations on compensation decisions for members of our executive leadership team other than himself after reviewing information provided by our Vice President, Chief Human Resources Officer and other members of the Human Resources department. Management's role in determining executive compensation includes:

•
Developing, summarizing and presenting information and analyses to enable the Compensation Committee to execute its responsibilities, as well as addressing specific requests for information from the Compensation Committee;

•	Attending Compensation Committee meetings as requested to provide information, respond to questions and otherwise assist the Compensation Committee;

•	Developing individual NEO bonus plans for consideration by the Compensation Committee and reporting to the Compensation Committee regarding achievement against the bonus plans; and

•
Preparing stock-based award recommendations for the Compensation Committee's approval, which includes providing the Compensation Committee with regular updates on run rate (the rate at which stock awards are being awarded under our equity plans) and overhang (a measure of potential earnings dilution from stock awards) levels, and reporting to the Compensation Committee at the end of the performance period regarding the number of performance stock units earned based on achievement of the pre-established goals.

Semler Brossy performs a similar role for the Board with respect to compensation recommendations for the Chief Executive Officer and the non-employee directors.

2018 Compensation Decisions
The Compensation Committee reviewed and approved the 2018 cash compensation levels for our NEOs other than Mr. Lobo after receiving recommendations from Mr. Lobo and our Vice President, Chief Human Resources Officer. The 2018 cash compensation levels for Mr. Lobo were reviewed and approved by the Compensation Committee and independent directors of the Board after receiving recommendations from Semler Brossy. The recommendations and ultimate 2018 cash compensation levels for all of the NEOs reflected subjective evaluations and decisions based on the scope of each NEO's responsibilities in his current role, the level of performance in 2017 of the business areas for which he was responsible (if applicable), his time and proficiency in the job, comparisons of pay levels relative to similar positions within the Company (if applicable) and consideration of the other factors described under "Executive Compensation Philosophy" on page 15. The following table summarizes the annualized 2018 base salary (effective as of March 1, 2018 except for Mr. Scannell and Mr. Menon, as described below), the 2018 target bonus and the respective percentage increase relative to 2017 for both of those amounts for each NEO:

Name	2018 Annualized Base Salary ($)	% Increase Relative to 2017	2018 Target Bonus ($)	% Increase Relative to 2017
Kevin A. Lobo	1,200,000	2.7%	1,800,000	10.0%
Glenn S. Boehnlein	600,000	5.3%	510,000	11.8%
Timothy J. Scannell(1)	750,000	18.1%	637,756	18.2%
Viju S. Menon(2)	500,000	—	294,589	—
Michael D. Hutchinson	525,000	5.0%	393,750	12.5%
David K. Floyd	640,000	3.2%	544,000	3.2%
Lonny J. Carpenter	545,000	4.8%	463,250	4.8%
______________

(1)
Mr. Scannell's base salary was initially increased to $655,000, which was a 3.1% increase relative to 2017 and effective March 1, 2018, when he was serving as Group President, MedSurg and Neurotechnology. Mr. Scannell's annualized base salary was increased to $750,000 upon his promotion to President and Chief Operating Officer, effective August 1, 2018. The 2018 target bonus amount for Mr. Scannell reflects prorated amounts as a result of his promotion.

(2)	Mr. Menon's annualized base salary was effective as of his start date in April 2018 and his 2018 target bonus amount was prorated to reflect his start date.
In addition, stock options and performance stock units were awarded to all of the NEOs in February 2018, except Mr. Menon who was awarded stock options and restricted stock units in connection with joining the Company in April 2018. Mr. Scannell was also awarded restricted stock units in connection with his promotion to President and COO. See "Long-Term Incentive Compensation" beginning on page 21.

2018 Compensation Elements
Each of the compensation elements and its purpose is described below.
Base Salary: Base salary is provided to our NEOs to compensate them for the basic value of their job, their time and proficiency in the position and the value of their job relative to other positions in the Company. We review each NEO's salary and performance annually and make decisions about amounts and adjustments. Factors that are considered in determining the executive's salary include performance, job experience, individual role responsibilities, comparisons among positions internally and market comparison data. Base salary levels for 2018 were approved by the Compensation Committee or, in the case of Mr. Lobo, the independent members of the Board.
Annual Bonus: The individually structured short-term bonus plans are intended to motivate and reward our NEOs for achieving and exceeding specific annual performance goals. The primary focus of the 2018 bonus goals for our NEOs was total Stryker performance, except in the case of Mr. Scannell (related to his prior position of Group President, MedSurg and Neurotechnology) and Mr. Floyd, for whom the main focus was on performance of the groups for which they were responsible. For 2018, each NEO's bonus plan designated a threshold level of performance for each measure that had to be achieved before any bonus could begin to be earned for that measure. Each 2018 bonus plan included an opportunity to earn an overachievement bonus of up to an additional 100% of target bonus, which is included in the "Maximum Bonus Opportunity" column in the table below, if 2018 goals for sales on a constant currency basis, adjusted operating income and adjusted diluted net earnings per share were achieved.
Sales on a constant currency basis excludes the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Sales on a constant currency basis is calculated by translating the actual results at the foreign currency exchange rate used when establishing the target amounts at the beginning of the year. When calculating payouts related to sales on a constant currency basis, adjusted operating income and adjusted operating income margin, the impact of acquisitions that occur during the year is typically excluded as values related to potential acquisitions are not included in the bonus targets established early in the year. Adjusted operating income and adjusted operating income margin are both non-GAAP financial measures. Information with respect to adjustments made to GAAP consolidated operating income and GAAP diluted net earnings per share in 2018, which resulted in the adjusted consolidated operating income and adjusted diluted net earnings per share used in the calculation of the NEOs' bonus awards, are described under "2018 Bonus Plans" beginning on page 18.
In order for any payout to occur related to the overachievement bonus metrics, 95% of the adjusted operating income goal for the respective business unit (consolidated or group) must have been achieved.
The individual NEO bonus plans are discussed in detail under "2018 Bonus Plans" beginning on page 18. The table at the top of page 18 provides the target bonus, maximum potential bonus reflecting the overachievement award opportunity discussed above, actual bonus payment and actual payment as a percentage of target for each NEO in 2018:

Name	Target Bonus ($)	Maximum Bonus Opportunity ($)	Actual Bonus Payment ($)	Payment as Percentage of Target
Kevin A. Lobo	1,800,000	3,600,000	2,709,720	151%
Glenn S. Boehnlein	510,000	1,020,000	767,754	151%
Timothy J. Scannell(1)	637,756	1,275,512	985,980	155%
Viju S. Menon(2)	294,589	589,178	443,474	151%
Michael D. Hutchinson	393,750	787,500	592,751	151%
David K. Floyd	544,000	1,088,000	692,621	127%
Lonny J. Carpenter	463,250	926,500	688,112	149%
______________

(1)	Reflects prorated amounts as a result of promotion in August 2018.

(2)
Reflects prorated amounts as a result of joining the Company in April 2018. Mr. Menon also received a sign-on bonus payment of $130,000 in connection with joining the Company in April 2018, which is not reflected in the table above. The sign-on bonus amount served as an inducement to join the Company and approximated the prorated 2018 target bonus amount that Mr. Menon forfeited upon his departure from his prior employer.

Under our Executive Bonus Plan, the Board and Compensation Committee may make adjustments to final bonus determinations within the framework of the maximum bonuses that can be awarded under the terms of the Executive Bonus Plan.
Our Executive Bonus Plan has a recoupment provision that is applicable in the event of either a material restatement of our financial statements as a result of misconduct or an officer's material misconduct or negligence that results in a material violation of a law or regulation or material Company policy.  See "Recoupment Policy" on page 25 for information regarding our recoupment policy that applies to all cash and equity incentive payments made pursuant to awards granted to elected corporate officers after 2014.
The Compensation Committee recommended the bonus plan target opportunity and goals for the Chief Executive Officer position and the independent directors approved them at meetings in February 2018. The actual payment for Mr. Lobo was approved by the independent directors in February 2019 based on his accomplishments as measured under his individual bonus plan. The Compensation Committee reviewed and approved the bonus targets and actual payments for the other NEOs after receiving recommendations from the Chief Executive Officer.
Why We Chose Particular Performance Metrics and Goals
We generally established our 2018 bonus goals with a focus on our budget and growth over actual prior year outcomes. We used sales and earnings goals as the primary measures in the NEO bonus plans for the following reasons:

•	These are key measures that are the objectives of our strategic plan;

•	These metrics focus our NEOs on growth and profitability, which are important for our long-term success;

•	The goals for these metrics generally align with our annual budget; and

•	We believe these are primary measures our investors monitor in evaluating our performance and making investment decisions regarding Stryker stock.
2018 Bonus Plans
The 2018 annual bonus goals and weightings for each NEO are shown in the tables on pages 20 and 21. The following information is relevant to an understanding of those tables:

•
Threshold is the performance required before any bonus accrues. Performance below the threshold level results in no bonus payment for that performance measure. Results for all quantitative measures are prorated between threshold and target. Meeting the target goal results in the payment of 100% of bonus opportunity for the particular measure.

•
The tables express the goals for quantitative performance measures as a percentage change from 2017 actual results to show the degree of improvement required relative to the prior year to achieve bonus plan payment levels.

•
Bonus plan goals are based on the Company's financial results as reported in conformance with GAAP but may be adjusted at the Compensation Committee's discretion to reflect the impact of specified corporate transactions, changes in foreign currency exchange rates, accounting or tax changes and other extraordinary or nonrecurring events so that the operating results of the Company or the applicable business unit are calculated on a comparable basis from year to year. Information with respect to adjustments made to GAAP consolidated operating income in 2018 that resulted in the adjusted consolidated operating income used in the calculation of the NEOs' bonus awards is set forth in the following reconciliation (dollar values in millions), with adjustments made on a similar basis when determining the adjusted group operating income used in the calculation of the 2018 bonus awards for Mr. Scannell (as Group President, MedSurg and Neurotechnology) and Mr. Floyd:

Item	Year Ended December 31, 2018
Operating income, as reported	$2,537
Acquired inventory stepped up to fair value	15
Other acquisition and integration-related charges	108
Amortization of purchased intangible assets	417
Restructuring-related and other charges	220
Medical device regulations	12
Recall-related matters	23
Regulatory and legal matters	185
Net currency adjustments	47
Operating income attributable to acquisitions that occurred during 2018	3
Adjusted operating income for bonus calculation	$3,567

•
Information with respect to adjustments made to GAAP diluted net earnings per share in 2018 that resulted in the adjusted diluted net earnings per share used in the calculation of the NEOs' bonus awards is set forth below:

Item	Year Ended December 31, 2018
Diluted net earnings per share, as reported	$9.34
Acquired inventory stepped up to fair value	0.02
Other acquisition and integration-related charges	0.24
Amortization of purchased intangible assets	0.89
Restructuring-related and other charges	0.47
Medical device regulations	0.03
Recall-related matters	0.05
Regulatory and legal matters	0.37
Tax matters	(4.10)
Adjusted diluted net earnings per share for bonus calculation	$7.31

•
For performance measures that are qualitative in nature, the determination of performance requires subjective evaluations rather than quantifiable calculations of levels of goal achievement. These subjective performance evaluations for 2018 were made by the Compensation Committee after considering recommendations from Mr. Lobo in the case of each of the other NEOs and by the independent directors in the case of Mr. Lobo, in each case after consideration was given to the individual's performance with respect to the goal. The threshold payment for qualitative measures is zero percent.

•	Payout for each overachievement metric generally begins when performance exceeds the budgeted value for the respective metric and is prorated between the threshold and target overachievement levels.

Bonus Plan for Mr. Lobo, Mr. Boehnlein, Mr. Scannell (as President and Chief Operating Officer), Mr. Menon, Mr. Hutchinson and Mr. Carpenter

	2018 Threshold			2018 Target
	Threshold	Threshold as Percentage Change Over 2017 Actual	Potential Payment as Percentage of Total Target Bonus	Target	Target as Percentage Change Over 2017 Actual	Potential Payment as Percentage of Total Target Bonus
Core Bonus Potential:
Adjusted operating income	$3.124 bil.	(0.2)%	10%	$3.471 bil.	10.9%	20%
Adjusted operating income margin	25.99%	3.3%	10%	26.19%	4.1%	20%
Constant currency sales	$12.460 bil.	0.1%	20%	$13.255 bil.	6.5%	40%
Functional goal(1)	—	—	0%	—	—	20%
			40%			100%
Overachievement Bonus Potential:
Adjusted operating income	$3.471 bil.	10.9%	0%	$3.645 bil.	16.4%	50%
Constant currency sales	$13.255 bil.	6.5%	0%	$13.785 bil.	10.8%	25%
Adjusted diluted net earnings per share	$7.11	9.6%	0%	$7.54	16.2%	25%
			0%			100%
______________
(1) Functional goals for Mr. Lobo, Mr. Boehnlein, Mr. Scannell, Mr. Menon, Mr. Hutchinson and Mr. Carpenter are listed in the following table:

Name	Functional Goal
Kevin A. Lobo
Qualitative assessment of his efforts in leading the Company's multi-year cost transformation initiative, driving commercial model innovation, strengthening the Company's leadership bench strength, and driving robust product performance processes and results.

Glenn S. Boehnlein
Qualitative assessment of his contributions to the execution of the Company's cost transformation initiative and implementing the Company's Finance transformation program with a focus on global shared services.

Timothy J. Scannell
Qualitative assessment of his contributions to the execution of the Company's cost transformation initiative, driving success in the integration of the Company's recent acquisitions and developing a consistent commercial model to address the changing landscape of the healthcare market.

Viju S. Menon	Qualitative assessment of his contributions to the execution of the Company's cost transformation initiative and continuing the transformation of the Company's global supply chain organization.
Michael D. Hutchinson
Qualitative assessment related to his efforts of assessing the Company's intellectual property organization model and recommending changes and driving efficiency within the Company's Legal and Compliance department.

Lonny J. Carpenter	Qualitative assessment of his contributions to the execution of the Company's cost transformation initiative and continuing the transformation of the Company's global supply chain organization.

Bonus Plan for Mr. Scannell (as Group President, MedSurg and Neurotechnology)

	2018 Threshold			2018 Target
	Threshold	Threshold as Percentage Change Over 2017 Actual	Potential Payment as Percentage of Total Target Bonus	Target	Target as Percentage Change Over 2017 Actual	Potential Payment as Percentage of Total Target Bonus
Core Bonus Potential(1):
Adjusted operating income - group	$1.898 bil.	(0.2)%	5%	$2.109 bil.	10.9%	10%
Adjusted operating income - consolidated	$3.124 bil.	(0.2)%	5%	$3.471 bil.	10.9%	10%
Adjusted operating income margin - group	29.08%	1.9%	10%	29.28%	2.6%	20%
Constant currency sales - group	$6.699 bil.	0.5%	20%	$7.203 bil.	8.1%	40%
Functional goal(2)	—	—	0%	—	—	20%
			40%			100%
Overachievement Bonus Potential(1):
Adjusted operating income - group	$2.109 bil.	10.9%	0%	$2.278 bil.	19.8%	25%
Adjusted operating income - consolidated	$3.471 bil.	10.9%	0%	$3.645 bil.	16.4%	25%
Constant currency sales - group	$7.203 bil.	8.1%	0%	$7.563 bil.	13.5%	25%
Adjusted diluted net earnings per share	$7.11	9.6%	0%	$7.54	16.2%	25%
			0%			100%
______________

(1)
Goals are specific to the MedSurg and Neurotechnology Group that reported to Mr. Scannell, except the goals related to adjusted operating income - consolidated and adjusted diluted net earnings per share, which are total Company goals.

(2)
Qualitative assessment of his contributions to the execution of the Company's cost transformation initiative and deployment of the enterprise resource planning platform and driving success in the integration of recent acquisitions.

Bonus Plan for Mr. Floyd

	2018 Threshold			2018 Target
	Threshold	Threshold as Percentage Change Over 2017 Actual	Potential Payment as Percentage of Total Target Bonus	Target	Target as Percentage Change Over 2017 Actual	Potential Payment as Percentage of Total Target Bonus
Core Bonus Potential(1):
Adjusted operating income - group	$1.531 bil.	(3.8)%	5%	$1.701 bil.	6.9%	10%
Adjusted operating income - consolidated	$3.124 bil.	(0.2)%	5%	$3.471 bil.	10.9%	10%
Adjusted operating income margin - group	36.16%	0.5%	10%	36.36%	1.1%	20%
Constant currency sales - group	$4.352 bil.	(1.6)%	20%	$4.679 bil.	5.8%	40%
Functional goal(2)	—	—	0%	—	—	20%
			40%			100%
Overachievement Bonus Potential(1):
Adjusted operating income - group	$1.701 bil.	6.9%	0%	$1.837 bil.	15.4%	25%
Adjusted operating income - consolidated	$3.471 bil.	10.9%	0%	$3.645 bil.	16.4%	25%
Constant currency sales - group	$4.679 bil.	5.8%	0%	$4.913 bil.	11.1%	25%
Adjusted diluted net earnings per share	$7.11	9.6%	0%	$7.54	16.2%	25%
			0%			100%
______________

(1)
Goals are specific to the Orthopaedics Group that reported to Mr. Floyd, except the goals related to adjusted operating income - consolidated and adjusted diluted net earnings per share, which are total Company goals.

(2)
Qualitative assessment of his contributions to the execution of the Company's cost transformation initiative and deployment of the enterprise resource planning platform and achieving key milestones related to the Company's Spine business.

Long-Term Incentive Compensation: In February 2018, our then NEOs were awarded stock options and performance stock units. Mr. Scannell also received restricted stock units in connection with his promotion to President and COO. Mr. Menon received stock options and restricted stock units in connection with joining the Company in April 2018. Mr. Menon's stock awards were granted to him to compensate for the forfeiture of stock awards at his prior employer and to create a retention incentive with Stryker. The stock options granted on February 7, 2018 to our NEOs have an exercise price of $154.14 per share. The stock options granted on May 1, 2018 to Mr. Menon have an exercise price of $169.42. The exercise price for the stock options granted to all of our NEOs is equal to the closing price of our Common Stock as reported for NYSE Composite Transactions on the last trading day before the grant date. Such stock options have ten-year terms, vest as to 20% of the underlying shares on each of the first five anniversaries of the grant date and are subject to the other terms and conditions generally applicable to stock options granted to other officers and key employees. Our equity incentive plans prohibit repricing stock options without shareholder approval.

The performance stock units granted to the NEOs in 2018 will be earned based on the achievement of a pre-established threshold level of three-year average adjusted diluted net earnings per share growth, with the actual number of shares earned being determined based on the actual average adjusted diluted net earnings per share growth as well as sales growth performance relative to a comparison group of companies over the 2018 to 2020 performance period. Any earned performance stock units will vest and, along with any associated dividend equivalents, be settled in Common Stock in March 2021 following completion of the three-year performance period. The number of performance stock units ultimately earned can range from 0% to 200% of the target award.
The restricted stock units granted to Mr. Scannell and Mr. Menon in 2018 vest one-third on each of the first three anniversaries of the respective grant date.
The details of the 2018 stock awards grants to the NEOs are provided in the "2018 Grants of Plan-Based Awards" table on page 29. Stock awards in 2018 for other key employees generally consisted of stock options and restricted stock units. Stock options, performance stock units and restricted stock units are granted to provide employees with a personal financial interest in Stryker's long-term success, encourage retention through vesting provisions and enable us to compete for the services of employees in an extremely competitive market and industry. Objectives of the long-term incentive portion of our compensation package include:

•	Aligning the personal and financial interests of management and other employees with shareholder interests;

•	Balancing near-term considerations with a focus on improving the business and creating shareholder value over the long-term; and

•	Providing a means to attract, reward and retain a skilled management team.
Management made recommendations to the Compensation Committee about the stock award levels and terms for the NEOs other than the Chief Executive Officer, recommendations for whom were made by Semler Brossy to the Compensation Committee. The stock award levels for the NEOs other than the Chief Executive Officer were approved by the Compensation Committee after receiving recommendations from the Chief Executive Officer, and for the Chief Executive Officer were approved by the Compensation Committee subject to final approval by the independent members of the Board, which subsequently occurred. A number of factors are considered in determining the stock award levels for the NEOs, but the final award is ultimately a subjective decision. While the Compensation Committee did not apply specific performance measures or weightings to determine the individual NEO awards of stock options, performance stock units and restricted stock units in 2018, factors considered included the level of responsibility and position within the Company, demonstrated performance over time, value to our future success, the level of retention value from prior awards, Company and business area performance in recent years, comparisons among positions internally, market comparison data and the other factors described under "Executive Compensation Philosophy" on page 15. The Compensation Committee also considered, in the aggregate for the Company, share availability under our equity plans, annual run rate, the financial expense of stock awards and potential shareholder dilution. The terms and conditions of our stock awards include recoupment provisions that are applicable in the event of a violation of the non-compete agreement to which each recipient has agreed. See "Recoupment Policy" on page 25 for information regarding our recoupment policy that applies to all cash and equity incentive payments made pursuant to awards granted to elected corporate officers after 2014.
2016 Performance Stock Units: Results for the 2016-2018 Performance Period
In 2016, the Company granted performance stock units to members of our then executive leadership team. The vesting of all 2016 performance stock units ("2016 PSUs") was contingent on the achievement of certain specified performance metrics over a three-year performance period from January 1, 2016 to December 31, 2018. The 2016 PSUs were subject to a threshold performance target of the Company’s achievement of average adjusted diluted net earnings per share growth of 3.0% or greater as of the last day of the performance period (the "Threshold Performance Target"). The Compensation Committee chose this measure as the Threshold Performance Target for the 2016 PSUs in order to require that a minimum level of earnings growth be achieved before any portion of the 2016 PSUs would vest. If the Threshold Performance Target was achieved, grantees would become eligible to vest in up to 200% of their 2016 PSUs, subject to further achievement of two equally weighted financial measures (average adjusted diluted net earnings per share growth and average sales growth relative to a comparison group of companies) over the same three-year performance period. The Compensation Committee chose these as measures for the 2016 PSUs in order to focus the executive leadership team on longer-term growth and profitability. The Compensation Committee also believed that it was important to have a measure that assessed the Company's growth on a relative basis, which resulted in the use of average sales growth relative to a comparison group. We believe our investors monitor these measures in evaluating our performance and making investment decisions regarding Stryker stock.
Following the completion of the three-year performance period, the Compensation Committee determined in March 2019 that the Threshold Performance Target had been achieved and, accordingly, our NEOs were eligible to vest in up to 200% of their 2016 PSUs. Under the terms of the 2016 PSUs, once the Threshold Performance Target is achieved, the Compensation Committee can exercise negative discretion to reduce the number of 2016 PSUs that vest for our NEOs. If the Threshold Performance Target was achieved, then vesting of 50% of each NEO’s 2016 PSUs was based on the Company’s achievement of average sales growth relative to a comparison group of companies and the remaining 50% of each NEO’s 2016 PSUs was based on the Company’s achievement of average adjusted diluted net earnings per share growth. The 2016 PSUs will vest and, along with any associated dividend equivalents, be settled in Common Stock on March 21, 2019.
The following is the comparison group of 16 companies used to determine the relative average sales growth performance for the 2016 PSUs:

Abbott Laboratories	Johnson & Johnson (Medical & Diagnostics)	Smith & Nephew plc
Baxter International Inc.	Laboratory Corporation of America Holdings	Thermo Fisher Scientific Inc.
Becton, Dickinson and Company	Medtronic plc	3M Company (Healthcare Segment)
Boston Scientific Corporation	Quest Diagnostics Inc.	Zimmer Biomet Holdings, Inc.
Fresenius Medical Care AG& Co. KGaA	Royal Philips (Healthcare Segment)
General Electric (Healthcare Segment)	Siemens Aktiengesellschaft (Healthcare)

These companies were selected for comparison because, at the time the 2016 PSUs were granted, they competed with Stryker for market share and/or executive talent. Consistent with the terms of the 2016 PSUs, C.R. Bard, Inc., and St. Jude Medical, Inc., which were originally included in the comparison group when the 2016 PSUs were granted, were not included in the performance calculation because those companies were acquired and did not report sales growth data for the entire performance period. In addition, as permitted by the terms and conditions applicable to the 2016 PSUs, the Compensation Committee modified the calculation of average sales growth to adjust for distortions caused by significant acquisitions and divestitures involving companies in the comparison group.
The table below presents the performance goals, the performance results for average adjusted diluted net earnings per share growth (to which no changes were made) and for relative average sales growth, as adjusted by the Compensation Committee as described above, and the calculated payouts for the 2016 PSUs:

Average Adjusted Diluted Net Earnings Per Share Growth	Below Minimum	Minimum	Target	Maximum	Actual
Goal	< 6.0%	6.0%	9.0%	12.0%	12.6%
Earned 2016 PSUs, as % of Target	0	50	100	200	200
Weighted-Average (50%) Earned 2016 PSUs, as % of Target					100

Relative Average Sales Growth	Percentile Ranking				Actual
Goal	Below 33rd	33rd	50th	75th and Above	100th
Earned 2016 PSUs as % of Target	0	50	100	200	200
Weighted-Average (50%) Earned 2016 PSUs, as % of Target					100

Total 2016 PSUs earned, as % of Target(1)					200
______________
(1) The 2016 PSUs earned exclude dividend equivalents, which cannot be calculated until the date of vesting.
For those NEOs who were granted 2016 PSUs, the number and market value of the 2016 PSUs that have been earned but remain unvested until March 21, 2019 are included in the "Number of Shares or Units of Stock That Have Not Vested" and "Market Value of Shares or Units of Stock That Have Not Vested" columns of the "Outstanding Equity Awards at 2018 Fiscal Year-End" table on page 31.
Retirement Plans: We offer a defined contribution 401(k) plan — the Stryker Corporation 401(k) Savings and Retirement Plan ("401(k) Plan") — that is available to all eligible U.S. employees, including the NEOs, as well as a nonqualified supplemental defined contribution plan — the Stryker Corporation Supplemental Savings and Retirement Plan ("Supplemental Plan") — in which certain employees, including the NEOs, may participate. The purpose of these plans is to assist our employees and executives with retirement income savings and increase the attractiveness of employment at Stryker. The Supplemental Plan is designed to provide a consistent level of benefit as a percentage of current compensation by restoring benefits that would otherwise be limited due to the covered compensation limits under the tax-qualified 401(k) Plan. The amounts of the Company's matching contribution to the accounts of each NEO are determined by the NEO's eligible compensation and individual contribution rate. Participants may contribute up to 75% of total eligible compensation (salary and bonus for the NEOs) under the 401(k) Plan and Supplemental Plan. Under the 401(k) Plan, we match fifty cents per dollar of the first 8% of compensation contributed by the employee up to the Internal Revenue Code limits ($18,500 annual deferral and $275,000 compensation in 2018). In addition to the Company match, the Company has historically made a discretionary contribution in March of each year equal to 7% of the prior year's eligible compensation for all employees eligible under the 401(k) Plan and Supplemental Plan, including the NEOs. The amounts contributed under the 401(k) Plan and the Supplemental Plan for 2018 on behalf of each NEO are included in the "All Other Compensation" column of the "Summary Compensation Table" on page 27. Additionally, the amounts contributed under the Supplemental Plan for 2018 on behalf of each NEO and his account balance under the Supplemental Plan, along with a description of the 401(k) Plan and Supplemental Plan, are provided in the table at the top of page 33 and the associated narrative.
We have defined benefit pension programs for some employees in certain international locations; however, no NEO participates in any defined benefit pension plan sponsored by Stryker.
Health and Welfare Benefits Plans: We provide benefits, such as medical, prescription, dental, vision, life insurance and disability coverage, to each NEO under the same benefits plans that we offer to all our eligible U.S.-based employees. The benefits plans are part of our overall total compensation offering and provide appropriate healthcare coverage and security for our employees and their families at costs affordable to the Company. The Company does not pay for any form of post-retirement healthcare benefits for any employee.
Perquisites: We provide limited perquisites and personal benefits based on considerations unique to each NEO position. We believe our practices regarding perquisites are conservative to market. In 2018, we paid for costs associated with an executive physical examination for all of our NEOs who had such an examination. In connection with his attendance at an internal sales force meeting in 2018, Mr. Lobo and all other attendees received a gift valued at less than $150. We provided Mr. Menon with relocation assistance in 2018. The relocation process for Mr. Menon was not completed in 2018 and is continuing in 2019. The relocation benefits provided to Mr. Menon in 2018 were considered personal income and Mr. Menon received a tax gross-up payment in 2018 to offset the income taxes on these relocation benefits. In addition, we determined under the Internal Revenue Code and SEC disclosure rules that a personal benefit should be attributed to Mr. Floyd for certain meeting expenses associated with attending and presenting at an Orthopaedics sales force meeting in 2018 at which his spouse joined him. In connection with their announced retirement from the Company, both Mr. Floyd and Mr. Carpenter received gifts in recognition of their service to the Company.
In December 2016, the Board, excluding Mr. Lobo, approved a policy regarding the personal use of Company aircraft by Mr. Lobo and his immediate family members. The Board believes the policy maximizes the efficient use of Mr. Lobo's travel time and helps to ensure his personal safety and security. Mr. Lobo is the only Stryker executive officer allowed to use Company aircraft for personal use. Such personal use is subject to an annual hour limitation, currently 40 hours, that is determined and reviewed annually by the Board. The benefit to

Mr. Lobo associated with personal use of Company aircraft is imputed as income for tax purposes at Standard Industry Fare Level rates and he is responsible for paying the associated taxes.
In accordance with SEC disclosure requirements, the values of the above perquisites and other personal benefits are included in the "All Other Compensation" column of the "Summary Compensation Table" (see page 27) for 2018 for Mr. Lobo, Mr. Menon, Mr. Floyd and Mr. Carpenter for each of whom the total value was $10,000 or greater.

Impact of Decisions Regarding One Compensation Element on Decisions Regarding Other Compensation Elements
Our practice is to review each NEO's compensation elements individually and monitor the total of the various elements. We consider each element and the total against our compensation objectives as stated in our executive compensation philosophy. Decisions related to one compensation element (e.g., bonus payment earned) generally do not materially affect decisions regarding any other element (e.g., stock award grants) because the objectives of each element differ. For example, we intend bonus payments to reward short-term performance for achievement of annual bonus plan goals, while we make decisions related to stock awards to align the interests of the recipients with the Company's long-term performance and enhance our retention hold on recipients.
Our 401(k) Plan and Supplemental Plan are funded on an annual basis and do not result in potential future liabilities to the Company. Decisions about these plans do not impact outcomes related to salary or bonus decisions for our NEOs and vice versa.
Positions at higher levels at Stryker generally have a greater emphasis on variable pay elements of bonus and stock awards, although no specific formula, schedule or structure is currently applied in establishing the percentage of total compensation delivered through any compensation element.

Equity Plans and Equity-Based Compensation Award Granting Policy
We have adopted a granting policy covering all stock awards, both off-cycle (including hire-on) and ongoing annual grants. Under the policy, stock awards are granted by the Compensation Committee, subject to approval by the Board in the case of grants to non-employee directors, and approval by the independent directors of the Board in the case of grants to the Chief Executive Officer. The Compensation Committee has delegated to the Chief Executive Officer the authority to make "off-cycle grants" to new employees as a result of the acquisition of another company, in situations where we are seeking to attract a senior level hire or recognize an employee for significant achievements or in other special circumstances. In 2018, we made off-cycle grants to new hires, including those who became employees as a result of an acquisition, and to select employees to recognize significant achievements and create retention incentives. Annual limits for off-cycle grants are defined both per individual employee (20,000 shares) and in the aggregate (300,000 shares), with shares issuable in connection with awards other than stock options being counted against such limits as 2.86 shares under our 2011 Long-Term Incentive Plan.
The fair market value of Stryker stock used to establish the exercise price of all options will be the closing sales price per share as reported for NYSE Composite Transactions for the last trading day prior to the grant date. No stock grant will be backdated and the timing of the public release of material information or the grant of any stock award will not be established with the intent of unduly benefiting a grantee under a stock award. Each annual grant and off-cycle grant of equity-based compensation will be awarded on a pre-determined date as follows:

•
The annual grant of stock awards for employees will generally be made on the date of the February meeting of the Board. Beginning in 2018, the annual grant of stock awards for non-employee directors will generally be made on the date of the Board meeting that coincides with our annual meeting of shareholders. Any change in the annual grant date for employees or non-employee directors must be made with the prior approval of the Board.

•
Off-cycle awards may be granted by the Chief Executive Officer, pursuant to delegated authority from the Compensation Committee, on the first business day of May, August or November following the date of hire or the determination that an award is warranted in other circumstances. Off-cycle awards are reported to the Compensation Committee and the Board at their next regular meetings.

Where permissible by law, we require U.S. employees who receive stock awards to sign a version of the Company's confidentiality, non-competition and non-solicitation agreement. The terms and conditions of our stock awards include recoupment provisions that are applicable in the event of a violation of the non-compete agreement to which each of our NEOs has agreed.

Executive and Non-Employee Director Stock Ownership Guidelines
Encouraging long-term ownership of Stryker stock among our management and directors is an important aspect of our executive compensation policies and practices. This reflects our conviction that all senior executives and non-employee directors should have meaningful share ownership positions in the Company to reinforce the alignment of the interests of management and our shareholders. Stryker has a stock ownership guideline policy in place for all non-employee directors, executive leadership team members and select other senior management positions in the Company. The policy provides that 25% of the net shares from option exercises not be sold until the participant exceeds the applicable ownership guideline. Executives and non-employee directors in compliance with the ownership guidelines may generally exercise stock options and sell the underlying shares, once vested, as long as they continue to meet the ownership guidelines. In 2018, our stock ownership requirements for our non-employee directors and NEOs were:

Position	Market Value of Stock Owned	Expected Time Period to Comply
Non-Employee Directors	$500,000	5 years
Chief Executive Officer	5 times salary	5 years
Other NEOs	3 times salary	5 years
For stock ownership guideline calculation purposes, stock owned includes shares owned outright, including 401(k) Plan shares, as well as restricted stock units awarded (for employees, using an estimate of the net number of shares to be received after taxes; for non-employee directors, using the entire awarded amount as the Company generally does not withhold taxes upon vesting for non-employee directors), but does not include stock options or outstanding performance stock units. The Compensation Committee receives an annual update from management on compliance with the ownership guidelines. As of the Company's last annual measurement date of September 30, 2018, all of our non-employee directors and all of the NEOs subject to the ownership guidelines at that time were at or above the applicable stock ownership guideline requirement or projected to be by their targeted compliance date. The Compensation Committee periodically reviews the guideline requirements to ensure they continue to be appropriate. In that regard, the Compensation Committee recommended in December 2017, and the full Board subsequently approved, an increase in the ownership guideline for our non-employee directors to an absolute dollar value of $500,000 (greater than the prior five times the annual Board retainer amount, which was equal to $300,000). This new ownership guideline became effective in January 2018, and is reflected in the table above.
Our Insider Trading Guidelines prohibit short sales of and option trading on Stryker stock.

Recoupment Policy
In February 2015, our Board adopted a recoupment policy that applies uniformly to all cash and equity incentive payments made pursuant to awards granted to our elected corporate officers after 2014. Under this policy, the Compensation Committee may require recoupment from an elected officer if it determines that it is in the best interest of the Company to do so and the amount of the incentive compensation was based upon the achievement of certain financial results that were subsequently reduced due to a material restatement as a result of misconduct and would have been lower had it been based upon the restated financial results or the elected officer engaged in material misconduct or was negligent in exercising his or her supervisory responsibility to manage or monitor conduct or risks, in each case that resulted in a material violation of a law or regulation or a material Company policy relating to manufacturing, sales or marketing of our products, including improper payments to foreign officials to obtain or retain business, that caused significant harm to the Company. We will publicly disclose recoupment of compensation under this policy in situations where the Board determines that it is in the best interests of the Company and our shareholders to do so.

Employment Agreements and Severance Policy
We generally do not provide employment agreements, with the exception of unique circumstances or if such agreements are customary in foreign countries. We have no employment or severance agreement in place with any NEO. We have in the past made, and are likely in the future to make, separation payments to persons who were NEOs based on the specific facts and circumstances.

Company Tax and Accounting Issues
In general, consideration is given to the tax and accounting treatment of our compensation plans at the time of developing the plans, when making changes to plans, in light of any regulatory changes or when making specific compensation decisions related to individual elements. The accounting treatments considered include any that may apply to amounts awarded or paid to our NEOs. The tax considerations include Sections 162(m) and 409A of the Internal Revenue Code.
Deductibility of Executive Compensation: In evaluating the compensation programs covering our NEOs and making decisions related to payments, the Compensation Committee generally has considered the potential impact on the Company of Section 162(m) of the Internal Revenue Code. Prior to December 22, 2017, Section 162(m) generally eliminated the deductibility of compensation over $1 million paid to NEOs, other than the principal financial officer, excluding "performance-based compensation" meeting certain requirements. However, the Tax Cuts and Jobs Act (the “Act”), which became law on December 22, 2017, significantly amended Section 162(m). Pursuant to the Act, the definition of "covered employees" under Section 162(m) was amended to include a company's chief financial officer. The Act also eliminated the performance-based compensation exception with respect to tax years beginning January 1, 2018, provided that, the Act includes a transition rule with respect to compensation that is provided pursuant to a written binding contract that was in effect on November 2, 2017 and not materially modified after that date. Accordingly, commencing in 2018, the Company’s tax deduction with regard to compensation of “covered employees” is limited to $1 million per taxable year for each officer. The Compensation Committee generally intends to maximize deductibility of compensation under Section 162(m) to the extent consistent with our overall compensation program objectives and permitted under the Act's transition rule, but may authorize compensation that does not meet the requirements of Section 162(m), as amended by the Act, if it determines such payments are appropriate.
Share-Based Compensation: We account for compensation expense from our stock awards in accordance with the Compensation — Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification ("FASB Codification") that requires companies to measure the cost of employee stock awards based on the grant date fair value and recognize that cost over the period during which a recipient is required to provide services in exchange for the stock awards, typically the vesting period. We consider the impact on the Company's compensation expense when determining and making stock awards.

2019 Compensation Decisions
The table below summarizes the 2019 compensation decisions that were made in February 2019 for the 2018 NEOs other than Mr. Floyd and Mr. Carpenter. These decisions will be more fully discussed in the proxy statement for our 2020 annual meeting.

Name	Annualized Base Salary ($)	Target Bonus ($)(1)	Number of Stock Options (#)(2)	Number of Performance Stock Units at Target (#)(3)
Kevin A. Lobo	1,236,000	1,854,000	146,360	29,272
Glenn S. Boehnlein	660,000	594,000	37,635	7,528
Timothy J. Scannell(4)	775,000	775,000	69,695	13,940
Viju S. Menon	515,000	437,750	24,395	4,878
Michael D. Hutchinson	545,000	408,750	19,515	3,902
______________

(1)
Each NEO bonus plan for 2019 includes an opportunity to earn an overachievement bonus of up to an additional 100% of target bonus based on sales on a constant currency basis and adjusted earnings metrics.

(2)
Stock options to purchase shares of the Company's Common Stock were granted at an exercise price of $179.35 per share (the closing price as reported for NYSE Composite Transactions on February 5, 2019, the last trading day before the grant date).

(3)	Key design features for the 2019 performance stock units include the following:

•
In order to earn any shares, a pre-established threshold level of three-year average adjusted diluted net earnings per share growth must be achieved, with the actual number of shares earned based on actual average adjusted diluted net earnings per share growth and sales growth relative to a comparison group of companies over the three-year performance period;

•	Payout range of 0% to 200% of the target award; and

•	Settled in Common Stock in early 2022 following the completion of the three-year performance period.

(4)
In connection with Mr. Scannell's 2018 promotion, Mr. Lobo recommended that the Compensation Committee approve an award to Mr. Scannell of stock options and performance stock units having a grant date fair value of approximately $5,000,000 (comprised of 50% stock options and 50% performance stock units), in each case, in accordance with the structure and terms of the annual awards granted to other senior executives on the regular annual stock award grant date in February 2019. These awards are reflected in the table above.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, on the basis of such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Roch Doliveux, DVM, Chair
Srikant M. Datar, Ph.D.
Louise L. Francesconi
Sherilyn S. McCoy

Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table summarizes all compensation awarded to, earned by or paid to each of the Company's NEOs during each of the last three years or such shorter number of years during which he was an NEO. The additional tables that follow the Summary Compensation Table are intended to be supporting presentations to the Summary Compensation Table. Most compensation elements in the supporting tables are aggregated and included in the Summary Compensation Table. You should refer to the section entitled "Compensation Discussion and Analysis" beginning on page 14 to help you understand the compensation practices and programs resulting in the compensation elements in these tables. A narrative description of the material factors necessary to understand the information in the Summary Compensation Table is provided following the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Kevin A. Lobo	2018	1,194,833	—	4,984,747	4,608,048	2,709,720	413,717	13,911,065
Chairman and CEO	2017	1,163,333	—	6,176,092	4,342,112	1,891,746	431,803	14,005,086
	2016	1,129,167	—	5,387,926	3,667,315	2,276,723	336,268	12,797,399
Glenn S. Boehnlein(1)	2018	595,000	—	1,196,475	1,105,914	767,754	123,430	3,788,573
Vice President, CFO	2017	577,628	—	999,110	914,182	527,090	123,192	3,141,202
	2016	517,333	—	964,323	870,955	542,299	91,390	2,986,300
Timothy J. Scannell(2)	2018	691,250	—	3,380,331	1,428,526	985,980	146,091	6,632,178
President and COO	2017	631,667	—	1,910,856	1,325,524	636,851	154,164	4,659,062
	2016	610,333	—	1,914,393	1,329,381	769,827	146,195	4,770,129
Viju S. Menon(3)	2018	344,697	130,000	1,688,549	1,691,550	443,474	95,916	4,394,186
Group President, GQO
Michael D. Hutchinson	2018	520,833	—	598,084	553,028	592,751	73,538	2,338,234
Vice President,
Chief Legal Officer
David K. Floyd(4)	2018	636,667	—	1,395,631	1,290,305	692,621	173,954	4,189,178
Group President and	2017	613,333	—	1,700,943	1,234,140	606,419	133,532	4,288,367
Advisor to the CEO	2016	575,000	—	1,600,717	1,146,064	600,595	127,201	4,049,577
Lonny J. Carpenter(5)	2018	540,833	—	1,196,475	1,105,914	688,112	116,039	3,647,373
Group President and	2017	516,667	—	1,445,912	1,051,259	510,908	108,979	3,633,725
Advisor to the CEO	2016	497,500	—	1,331,468	962,658	573,121	93,945	3,458,692
______________

(1)
Mr. Boehnlein became Vice President, Chief Financial Officer effective April 1, 2016. The Salary and Non-Equity Incentive Plan Compensation values for 2016 consist of nine months for Mr. Boehnlein's current role of Vice President, Chief Financial Officer and three months for his prior role of Vice President, Chief Financial Officer for the MedSurg and Neurotechnology group.

(2)	Mr. Scannell was promoted to President and Chief Operating Officer effective August 1, 2018. Prior to his promotion, Mr. Scannell served as Group President, MedSurg and Neurotechnology.

(3)	Mr. Menon joined the Company as Group President, Global Quality and Operations on April 23, 2018.

(4)
Mr. Floyd retired from his role as Group President, Orthopaedics effective August 1, 2018 and will continue to be employed as Group President and Advisor to the Chief Executive Officer from August 1, 2018 through June 30, 2019.

(5)
Mr. Carpenter retired from his role as Group President, Global Quality and Business Operations effective April 30, 2018 and will continue to be employed as Group President and Advisor to the Chief Executive Officer from April 30, 2018 through March 31, 2019.

Salary: This column represents the base salary paid to the NEO during the reported year. This column includes the portion of salary payments deferred into our 401(k) Plan and Supplemental Plan. The 2017 value for Mr. Boehnlein includes $10,962 related to the payout of unused vacation days in 2017.
Bonus: This column reflects discretionary cash payments. The discretionary payment to Mr. Menon for 2018 was a sign-on bonus payment in connection with him joining the Company in April 2018, which served as an inducement to join the Company and approximated the prorated 2018 target bonus amount that Mr. Menon forfeited upon his departure from his prior employer. Payments under our individual NEO bonus plans pursuant to our Executive Bonus Plan are reflected in the "Non-Equity Incentive Plan Compensation" column and are discussed below under that heading.
Stock Awards: This column represents the aggregate grant date fair value of performance stock units and restricted stock units, calculated in accordance with the Compensation — Stock Compensation Topic of the FASB Codification. The grant date fair value of the NEOs' 2018 performance stock unit awards, if earned at maximum levels (200% of target), was $9,969,495, $2,392,949, $3,090,611, $1,196,167, $2,791,262 and $2,392,949 for Mr. Lobo, Mr. Boehnlein, Mr. Scannell, Mr. Hutchinson, Mr. Floyd and Mr. Carpenter, respectively.
Option Awards: This column represents the aggregate grant date fair value of stock option awards calculated in accordance with the Compensation — Stock Compensation Topic of the FASB Codification. Stock option values are derived using the Black-Scholes option pricing model assumptions that are discussed under "Grant Date Fair Value of Stock and Option Awards" beginning on page 29.

Non-Equity Incentive Plan Compensation: This column reflects the non-discretionary bonus plan amounts earned by the NEOs during the reported year and paid in February of the following year under our Executive Bonus Plan. This column also includes any portion of such payments that each NEO deferred into the 401(k) Plan and Supplemental Plan.
All Other Compensation: This column includes the following items for 2018:

•	401(k) Plan matching contributions and discretionary contributions made in March 2019 pertaining to the 2018 Plan year, in the amount of $28,500 for each NEO.

•
Supplemental Plan matching contributions and discretionary contributions made in March 2019 pertaining to the 2018 Plan year, in the amounts of $311,024, $94,930, $117,591, $23,717, $45,038, $108,239 and $76,674 for Mr. Lobo, Mr. Boehnlein, Mr. Scannell, Mr. Menon, Mr. Hutchinson, Mr. Floyd and Mr. Carpenter, respectively.

•
In accordance with SEC disclosure requirements, perquisites and personal benefits received by any NEO must be identified by type if the total value was $10,000 or more. Mr. Lobo, Mr. Menon, Mr. Floyd and Mr. Carpenter each had perquisites and personal benefits that exceeded $10,000 in 2018.

•
These benefits for Mr. Lobo include costs associated with an executive physical examination; a gift, similar to all other attendees, received in connection with his attendance at an internal sales force meeting; and the aggregate incremental cost of $72,877 for personal use of our corporate aircraft. Mr. Lobo was accompanied by family members on certain flights. The incremental cost is based on the average variable operating cost, which includes the cost of fuel, aircraft maintenance, engine reserves, crew travel, landing fees, ramp fees and other miscellaneous variable costs. Because the Company’s corporate aircraft is used primarily for business travel, we excluded from this calculation pilot salaries, insurance, depreciation and other fixed costs that do not change based on usage. The benefit to Mr. Lobo associated with personal use of Company aircraft was imputed as income for tax purposes at Standard Industry Fare Level rates and he paid the associated taxes.

•
These benefits for Mr. Menon include costs associated with an executive physical examination and relocation assistance in 2018. The relocation process for Mr. Menon was not completed in 2018 and is continuing in 2019. The relocation benefits provided to Mr. Menon in 2018 were considered personal income and Mr. Menon received a tax gross-up payment of $17,099 in 2018 to offset the income taxes on these relocation benefits.

•
These benefits for Mr. Floyd include costs associated with an executive physical examination, a personal benefit attributed to certain meeting expenses associated with attending and presenting at an Orthopaedics sales force meeting in 2018 and costs associated with his spouse's attendance at that meeting and gifts received in connection with his announced retirement from the Company.

•	These benefits for Mr. Carpenter include costs associated with an executive physical examination and a gift received in connection with his announced retirement from the Company.
The Compensation Committee has directed that the Company avoid the use of tax gross-ups on perquisites and personal benefits for NEOs except for relocation expenses and items related to expatriate assignments and in isolated cases where particular circumstances warrant. As mentioned above, Mr. Menon received a tax gross-up in 2018 in connection with the relocation benefits that he received.
Primary Compensation Elements: The following table indicates the percentages of our three primary compensation elements of salary, actual bonus and stock awards consisting of performance stock units, restricted stock units and stock options, in relation to the total of such elements for each NEO:

Name	Salary	Bonus Plan Payment	Performance Stock Units Grant Date Value (1)	Restricted Stock Units Grant Date Value (%)(1)	Stock Option Grant Date Value using Black-Scholes(1)
Kevin A. Lobo	9%	20%	37%	—	34%
Glenn S. Boehnlein	16%	21%	33%	—	30%
Timothy J. Scannell(2)	11%	15%	24%	28%	22%
Viju S. Menon(3)	8%	11%	—	40%	41%
Michael D. Hutchinson	23%	26%	26%	—	25%
David K. Floyd	16%	17%	35%	—	32%
Lonny J. Carpenter	15%	20%	34%	—	31%
______________

(1)
Uses aggregate grant date fair value in accordance with the Compensation — Stock Compensation Topic of the FASB Codification for 2018 awards of performance stock units, restricted stock units and stock option grants. See "Grant Date Fair Value of Stock and Option Awards" beginning on page 29.

(2)	Amounts reflected here include an award of restricted stock units granted to Mr. Scannell in connection with his promotion to President and COO.

(3)
Amounts reflected here include an award of restricted stock units granted to Mr. Menon in connection with his commencement of employment, but do not include the one-time cash signing bonus provided to Mr. Menon in connection with his commencement of employment.

2018 Grants of Plan-Based Awards
The table below sets forth additional information regarding the range of annual bonus plan payout potential for 2018, the range of payout potential for performance stock unit awards ("PSUs") granted in 2018, the restricted stock units ("RSUs") granted in 2018 and the stock options granted to the NEOs in 2018 that are disclosed in the "Summary Compensation Table" on page 27.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Closing Market Price on Grant Date ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
K. Lobo
Annual Bonus	—	720,000	1,800,000	3,600,000								—
PSUs	2/7/2018				16,219	32,438	64,876					4,984,747
Stock Options	2/7/2018								162,190	154.14	153.67	4,608,048
G. Boehnlein
Annual Bonus	—	204,000	510,000	1,020,000								—
PSUs	2/7/2018				3,893	7,786	15,572					1,196,475
Stock Options	2/7/2018								38,925	154.14	153.67	1,105,914
T. Scannell
Annual Bonus	—	255,102	637,756	1,275,512								—
PSUs	2/7/2018				5,028	10,056	20,112					1,545,306
RSUs	7/9/2018							10,977				1,835,025
Stock Options	2/7/2018								50,280	154.14	153.67	1,428,526
V. Menon
Annual Bonus	—	117,836	294,589	589,178								—
RSUs	5/1/2018							10,329				1,688,549
Stock Options	5/1/2018								51,645	169.42	168.94	1,691,550
M. Hutchinson
Annual Bonus	—	157,500	393,750	787,500								—
PSUs	2/7/2018				1,946	3,892	7,784					598,084
Stock Options	2/7/2018								19,465	154.14	153.67	553,028
D. Floyd
Annual Bonus	—	217,600	544,000	1,088,000								—
PSUs	2/7/2018				4,541	9,082	18,164					1,395,631
Stock Options	2/7/2018								45,415	154.14	153.67	1,290,305
L. Carpenter
Annual Bonus	—	185,300	463,250	926,500								—
PSUs	2/7/2018				3,893	7,786	15,572					1,196,475
Stock Options	2/7/2018								38,925	154.14	153.67	1,105,914
Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Amounts in these columns represent the possible range (threshold to target to maximum) of cash payments possible under the 2018 individual bonus plans for the NEOs. Bonus payments related to quantitative measures would have been zero if performance had been below threshold. The "Summary Compensation Table" on page 27 shows the actual non-equity incentive plan payments received for 2018.
Estimated Future Payouts Under Equity Incentive Plan Awards: Amounts in these columns represent the possible range (threshold to target to maximum) of performance stock units, which will be settled in shares of Common Stock, that would be earned based on the achievement of pre-established goals for the 2018 to 2020 performance period. The number of performance stock units earned could be zero if performance is below threshold.
All Other Stock Awards: Number of Shares of Stock or Units, All Other Option Awards: Number of Securities Underlying Options, Exercise or Base Price of Option Awards and Closing Market Price on Grant Date:  The restricted stock unit and stock option grants are shown in number of shares. The exercise price of all option awards is the closing market price of our Common Stock on the last trading day before the grant date in accordance with the terms of our equity-based compensation plans.
Grant Date Fair Value of Stock and Option Awards: This column represents the grant date fair value of performance stock units, based on the target level achievement, restricted stock units and stock options granted in 2018, calculated in accordance with the provisions of the Compensation — Stock Compensation Topic of the FASB Codification.
The performance stock unit awards that were granted in February 2018, if earned based on achievement of the pre-established goals, will vest 100% on March 21, 2021. The restricted stock units granted in 2018 vest one-third on each of the first three anniversaries of the respective grant date. The actual value an NEO realizes from the awards of performance stock units or restricted stock units will depend on the price of our Common Stock on the date of vesting and, in the case of performance stock units, the number of shares earned.
The stock option values throughout this Proxy Statement, unless otherwise noted, have been calculated using the Black-Scholes option pricing model and the assumptions for each year as set forth in the following table:

Black-Scholes Model Assumptions(1)	2018	2017	2016
Risk-free interest rate	2.6%	2.0%	1.3%
Expected dividend yield	1.2%	1.5%	1.6%
Expected stock price volatility	16.7%	19.4%	20.5%
Expected option life	6.0	6.1	6.1

______________

(1)
The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on historical volatility of the Company's stock. The expected option life, representing the period of time that options are expected to be outstanding, is based on historical option exercise and employee termination data.

The Black-Scholes assumptions associated with Mr. Menon's May 1, 2018 stock option grant are a risk-free interest rate of 2.9%, expected dividend yield of 1.2%, expected stock price volatility of 17.1% and expected option life of 5.9 years.
Stock option awards have a ten-year term and generally become exercisable as to 20% of the underlying shares on each of the first five anniversary dates of the date of grant. The actual value an NEO realizes from the stock option grants will depend on the difference between the market price of the underlying shares at exercise and the exercise price of the option established at the time of grant.

Outstanding Equity Awards at 2018 Fiscal Year-End
This table sets forth information as to unexercised options, unvested restricted stock units and unvested performance stock units held by the NEOs on December 31, 2018 (dollar values, except option exercise price, are based on the closing price of our Common Stock of $156.75 as reported for NYSE Composite Transactions on December 31, 2018):

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kevin A. Lobo	4-26-11	25,855	—	58.02	4-25-21	—	—	—	—
	2-21-12	27,985	—	53.60	2-20-22	—	—	—	—
	10-01-12	107,795	—	55.66	9-30-22	—	—	—	—
	2-13-13	187,470	—	64.01	2-12-23	—	—	—	—
	2-12-14	128,172	32,043	81.14	2-11-24	—	—	—	—
	2-11-15	94,134	62,756	93.06	2-10-25	—	—	—	—
	2-10-16	82,782	124,173	96.64	2-09-26	82,780	12,975,765	—	—
	2-08-17	38,772	155,088	122.51	2-07-27	—	—	77,544	12,155,022
	2-07-18	—	162,190	154.14	2-06-28	—	—	64,876	10,169,313
Glenn S. Boehnlein	2-13-13	14,515	—	64.01	2-12-23	—	—	—	—
	2-12-14	9,564	2,391	81.14	2-11-24	—	—	—	—
	2-11-15	6,513	4,342	93.06	2-10-25	—	—	—	—
	2-10-16	19,660	29,490	96.64	2-09-26	19,660	3,081,705	—	—
	2-08-17	8,163	32,652	122.51	2-07-27	—	—	16,324	2,558,787
	2-07-18	—	38,925	154.14	2-06-28	—	—	15,572	2,440,911
Timothy J. Scannell	2-23-10	58,102	—	53.09	2-22-20	—	—	—	—
	2-09-11	34,555	—	59.70	2-08-21	—	—	—	—
	2-21-12	36,100	—	53.60	2-20-22	—	—	—	—
	2-13-13	62,490	—	64.01	2-12-23	—	—	—	—
	2-12-14	41,408	10,352	81.14	2-11-24	—	—	—	—
	2-11-15	34,173	22,782	93.06	2-10-25	—	—	—	—
	2-10-16	30,008	45,012	96.64	2-09-26	30,008	4,703,754	—	—
	2-08-17	11,836	47,344	122.51	2-07-27	—	—	23,672	3,710,586
	2-07-18	—	50,280	154.14	2-06-28	—	—	20,112	3,152,556
	7-09-18	—	—	—	—	10,977	1,720,645	—	—
Viju S. Menon	5-01-18	—	51,645	169.42	4-30-28	10,329	1,619,071	—	—
Michael D. Hutchinson	2-10-09	5,000	—	42.00	2-09-19	—	—	—	—
	2-23-10	5,190	—	53.09	2-22-20	—	—	—	—
	2-09-11	5,805	—	59.70	2-08-21	—	—	—	—
	2-21-12	6,530	—	53.60	2-20-22	—	—	—	—
	2-13-13	9,770	—	64.01	2-12-23	—	—	—	—
	2-12-14	9,860	2,465	81.14	2-11-24	—	—	—	—
	2-11-15	8,382	5,588	93.06	2-10-25	—	—	—	—
	2-10-16	7,760	11,640	96.64	2-09-26	7,760	1,216,380	—	—
	2-08-17	4,081	16,324	122.51	2-07-27	—	—	8,164	1,279,707
	2-07-18	—	19,465	154.14	2-06-28	—	—	7,784	1,220,142
David K. Floyd	2-12-14	—	7,888	81.14	2-11-24	—	—	—	—
	2-11-15	—	16,764	93.06	2-10-25	—	—	—	—
	2-10-16	—	38,805	96.64	2-09-26	25,868	4,054,809	—	—
	2-08-17	—	44,080	122.51	2-07-27	—	—	22,040	3,454,770
	2-07-18	—	45,415	154.14	2-06-28	—	—	18,164	2,847,207
Lonny J. Carpenter	2-12-14	—	6,655	81.14	2-11-24	—	—	—	—
	2-11-15	—	15,474	93.06	2-10-25	—	—	—	—
	2-10-16	—	32,595	96.64	2-09-26	21,732	3,406,491	—	—
	2-08-17	—	37,548	122.51	2-07-27	—	—	18,772	2,942,511
	2-07-18	—	38,925	154.14	2-06-28	—	—	15,572	2,440,911
______________

(1)	All stock option awards vest as to 20% of the shares on each of the first five anniversary dates of the date of grant.

(2)
The following table presents information related to the vesting schedules of restricted stock units ("RSUs") and the 2016 PSUs for which the three-year performance period had concluded as of December 31, 2018 for each of the NEOs:

Name	Grant Date	Award Type	Vesting Schedule
Kevin A. Lobo	2-10-16	PSUs	100% on 3-21-19
Glenn S. Boehnlein	2-10-16	PSUs	100% on 3-21-19
Timothy J. Scannell	2-10-16	PSUs	100% on 3-21-19
	7-9-18	RSUs	One-third on each of the first three anniversaries of the grant date
Viju S. Menon	5-1-18	RSUs	One-third on each of the first three anniversaries of the grant date
Michael D. Hutchinson	2-10-16	PSUs	100% on 3-21-19
David K. Floyd	2-10-16	PSUs	100% on 3-21-19
Lonny J. Carpenter	2-10-16	PSUs	100% on 3-21-19

(3)
The performance stock units awarded in 2017 and 2018 will be earned based on the achievement of pre-established goals covering the performance periods of 2017-2019 and 2018-2020, respectively. The numbers shown represent the maximum number of units that can be earned, excluding dividend equivalents that cannot be calculated until the date of vesting. If earned, the 2017 PSUs vest on March 21, 2020 and the 2018 PSUs vest on March 21, 2021.

2018 Option Exercises and Stock Vested
The table below includes information related to options exercised by and restricted stock units and performance stock units, including dividend equivalents, vested in respect of each of the NEOs during 2018. The table also includes the value realized for such options, restricted stock units and performance stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin A. Lobo	—	—	80,669	13,432,195
Glenn S. Boehnlein	35,529	4,285,930	904	150,525
Timothy J. Scannell	10,568	1,199,151	30,639	5,105,643
Viju S. Menon	—	—	—	—
Michael D. Hutchinson	—	—	7,182	1,195,875
David K. Floyd	55,119	4,290,735	22,273	3,710,781
Lonny J. Carpenter	173,213	13,039,329	21,247	3,541,781
______________

(1)	Represents the difference between the market price of the underlying shares at exercise and the exercise price of the option established at the time of grant.

(2)	Represents the market price of the underlying shares on the date of vesting.

2018 Pension Benefits
No NEO participates in any defined benefit pension plan sponsored by the Company.

2018 Nonqualified Deferred Compensation
NEOs are eligible to participate in the 401(k) Plan, a qualified defined contribution plan that is available to all eligible U.S. employees, and the Supplemental Plan, a nonqualified supplemental defined contribution plan in which select U.S.-based executives may participate. Under the 401(k) Plan, we match fifty cents per dollar of the first 8% of compensation contributed by the employee up to the Internal Revenue Code limits ($18,500 annual deferral and $275,000 compensation in 2018). The Supplemental Plan provides benefits comparable to the 401(k) Plan after Internal Revenue Code limits have been reached. Participants may contribute up to 75% of total eligible compensation (salary and bonus for the NEOs) under the 401(k) Plan and Supplemental Plan. In addition to the Company match, a discretionary Company contribution may be made to the 401(k) Plan and Supplemental Plan each year. For 2018, a discretionary contribution of 7% of eligible compensation for all employees eligible under the 401(k) Plan and Supplemental Plan, including all of our NEOs, was paid in March of 2019. The table at the top of page 33 shows information about NEO participation in our Supplemental Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Kevin A. Lobo	222,426	311,024	(242,597)	—	3,124,142
Glenn S. Boehnlein	87,709	94,930	(82,020)	—	1,769,599
Timothy J. Scannell	108,310	117,591	(212,247)	—	3,349,997
Viju S. Menon	168,578	23,717	(13,679)	—	178,616
Michael D. Hutchinson	—	45,038	2,417	—	176,687
David K. Floyd	74,313	108,239	(43,146)	—	712,933
Lonny J. Carpenter	38,605	76,674	(26,655)	—	1,113,345
______________

(1)
These amounts were reported as compensation in 2018 in the "Salary" column and in 2017 in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table" on page 27, other than for Mr. Menon and Mr. Hutchinson whose compensation prior to 2018 is not required to be disclosed.

(2)
These amounts, contributed in March 2019 but earned for 2018, are included in the "All Other Compensation" column of the "Summary Compensation Table" on page 27 (along with 401(k) Plan matching contributions and discretionary contributions in the amount of $28,500 for each NEO).

(3)
Aggregate balance consists of employee and Company contributions and investment earnings. The 2018 year-end balance includes registrant contributions made in March 2019 that were earned in 2018. The following aggregate contribution amounts, comprised of executive contributions and registrant contributions, for 2017 and 2016 are included in the reported aggregate balance and were previously reported in the "Summary Compensation Table" as Salary, Non-Equity Incentive Plan Compensation or All Other Compensation for the NEOs other than Mr. Menon and Mr. Hutchinson, whose compensation prior to 2018 is not required to be disclosed:

Name	Aggregate Contributions in 2017 ($)	Aggregate Contributions in 2016 ($)
Kevin A. Lobo	601,711	529,276
Glenn S. Boehnlein	183,285	122,922
Timothy J. Scannell	242,413	227,550
David K. Floyd	178,746	102,835
Lonny J. Carpenter	122,466	98,762
Matching and discretionary contributions to our 401(k) Plan and Supplemental Plan vest based on the total service years of the participant as follows: 20% with two years of service; 40% with three; 60% with four; and 100% with five years of service.
Earnings on all amounts in the Supplemental Plan are based on the returns of the investment choices made by the individual. The selected funds and individual allocation may be changed by the participant at any time. The investment alternatives for the NEOs in the Supplemental Plan are identical to the investment alternatives for all eligible employees under the 401(k) Plan, except that the Supplemental Plan does not allow investment in the Stryker Stock Fund (our matching contribution under the 401(k) Plan on the first 4% of compensation is invested in the Stryker Stock Fund) or life-cycle funds. The investment alternatives are regularly reviewed and periodically change. As of December 31, 2018, participants could choose among several different investment types, including domestic and international equity, fixed income, short-term investment and balanced fund investments. No guaranteed interest rates or returns are provided on investments in the 401(k) Plan or Supplemental Plan.
Benefits from the Supplemental Plan may be paid following termination of employment as a lump sum or in installments, or a combination thereof, based on the individual's payment election. Supplemental Plan benefits payable to NEOs for amounts subject to Internal Revenue Code Section 409A (generally, amounts that were earned and vested after 2004) will not be paid earlier than six months from termination of employment if termination was for any reason other than death.

Potential Payments upon Termination
Potential Severance Payments to NEOs upon Termination: We have no employment or severance agreement in place with any currently employed NEO. We have in the past paid, and are likely in the future to pay, severance to NEOs based on the specific facts and circumstances. All of our NEOs have agreed to Stryker's Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement that provides for potential monthly payments to compensate the individual for not competing in circumstances following termination if the individual is unable to be re-employed without competing, demonstrates efforts to find work that does not violate the non-compete provisions and meets certain other requirements and Stryker does not elect to waive enforcement of the non-competition provisions of the agreement. The non-competition provisions of the agreement are effective for 12 months following termination of employment and, if Stryker is required to make payments, the agreement requires monthly payment of 1/12th of the total salary and incentive bonus (exclusive of benefits, stock awards, and any indirect or deferred compensation) paid in the 12 months preceding termination of employment, less any compensation the individual has received or has the right to receive from Stryker or any other source during the 12 months following termination, including severance payments. The Company could be required to pay Mr. Lobo, Mr. Boehnlein, Mr. Scannell, Mr. Menon, Mr. Hutchinson, Mr. Floyd and Mr. Carpenter amounts totaling $3,909,720, $1,367,754, $1,735,980, $1,073,474, $1,117,751, $1,332,621 and $1,233,112, respectively, if we elected to enforce the non-compete provisions and they satisfied the other requirements. The amounts set forth for them assume 2018 salary and bonus levels, a December 31, 2018 termination date and no reduction in payment due to severance payments or other sources of compensation, including amounts received as a result of employment by a non-competitor. Actual future amounts to be paid would vary from the figures above based on factors including termination date, termination event and circumstances, compensation rates at the time, severance payments, the Company's decision whether to enforce the agreement, compensation paid by future employers and other factors and assumptions.

Stock options and awards of restricted stock units and performance stock units have the following treatment at various terminating events:

Reason for Employment Termination	Vested Options Exercisable	Unvested Options or Units
Death or Disability	For one year from termination
Options and restricted stock units are 100% vested and options remain exercisable for one year. Performance stock units have prorated vesting through the termination date and are earned based on performance covering the entire three-year performance period.

Retirement(1)	Until original expiration date
Options continue to vest according to the original vesting schedule and are exercisable until the original expiration date. Restricted stock units vest according to the original vesting schedule. Performance stock units have prorated vesting through the date of retirement and are earned based on performance covering the entire three-year performance period.

Other Reasons	For 30 days from termination	Forfeited.(2)
______________

(1)
Retirement is defined for purposes of our stock plans as termination at or after age 65, or age 60 if the individual has been employed by us for at least 10 years. As of December 31, 2018, none of the NEOs met the age and service requirements for retirement as defined in the stock plans. Stock awards granted prior to 2018 had the following retirement treatment for unvested awards:

Award Type	Retirement Treatment of Unvested Awards
Stock Options	Become 100% vested and are exercisable until original expiration date.
Restricted Stock Units	Forfeited.
Performance Stock Units	Forfeited.

(2)
The estimated value of unvested options, restricted stock units and performance stock units that would have been forfeited by each NEO if his employment had terminated as of December 31, 2018 is the same as the values shown in the table in the following section "Potential Payments Upon Certain Corporate Transactions."

The timing of payment of certain amounts, for example the Supplemental Plan payments, is structured to comply with Internal Revenue Code Section 409A, which generally requires payments (other than grandfathered payments) to our NEOs to be made no earlier than six months following termination.
The Company does not pay for any form of post-retirement healthcare benefits for our NEOs or any other employee.
Potential Payments upon Certain Corporate Transactions: Our 2006 and 2011 Long-Term Incentive Plans expressly permit the Compensation Committee at its sole discretion to accelerate vesting and take other actions on awards that it deems appropriate following a change in control of the Company.
As of December 31, 2018, each NEO held the number of unvested stock options, as well as unvested restricted stock units and performance stock units set forth opposite his name below that could be vested upon the occurrence of a change in control. The unrealized values of the unvested options and units are based on the closing price of our Common Stock of $156.75 as reported for NYSE Composite Transactions on December 31, 2018.

			Restricted Stock Units		Performance Stock Units
Name	Number of Shares Underlying Unvested Options (#)	Unrealized Value of Unvested Options ($)(1)	Number of Shares Underlying Unvested Units (#)	Unrealized Value of Unvested Units ($)	Number of Shares Underlying Unvested Units (#)	Unrealized Value of Unvested Units ($)
Kevin A. Lobo	536,250	19,617,269	—	—	225,200	35,300,100
Glenn S. Boehnlein	107,800	3,449,568	—	—	51,556	8,081,403
Timothy J. Scannell	175,770	6,691,661	10,977	1,720,645	73,792	11,566,896
Viju S. Menon	51,645	—	10,329	1,619,071	—	—
Michael D. Hutchinson	55,482	1,851,696	—	—	23,708	3,716,229
David K. Floyd	152,952	5,624,512	—	—	66,072	10,356,786
Lonny J. Carpenter	131,197	4,835,247	—	—	56,076	8,789,913
______________

(1)	Represents the difference between the closing price of our Common Stock of $156.75 on December 31, 2018 and the exercise price of the option established at the time of grant.

Ratio of 2018 Compensation of the Chief Executive Officer to that of the Median Employee
Pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, we are required to disclose the annual total compensation for both our Chief Executive Officer and median employee and the ratio of those two amounts. The pay ratio discussed in this section is an estimate based on the Company's good faith efforts to reasonably calculate it. As a result of the flexibility permitted when identifying the median employee and the Company's specific pay practices and workforce composition, the Company's pay ratio may not be comparable to the pay ratios of other companies.

•	The 2018 annual total compensation of our Chief Executive Officer was $13,911,065.

•	The 2018 annual total compensation of our identified median employee was $68,841.

•	The ratio of the annual total compensation of our Chief Executive Officer to that of our identified median employee was estimated to be 202 to 1.
As permitted by SEC rules, because there has not been a meaningful change to our employee population or a change in our employee compensation arrangements since our initial pay ratio disclosure in 2018, we planned to use the same median employee that was identified in the proxy statement for our 2018 annual meeting when calculating the pay ratio that is disclosed in this Proxy Statement. When calculating the 2018 total annual compensation for the previously identified median employee, we determined that the 2018 total annual compensation amount for such employee increased significantly relative to that employee’s 2017 total annual compensation amount, due to individual-specific factors. As a result, we substituted the previously identified median employee with another employee whose compensation was substantially similar to the previously identified median employee, based on the consistently applied compensation measure (as described in the table below) that was used to identify the previous median employee. We then calculated the 2018 annual total compensation for the newly identified median employee, as disclosed above. An overview of the methodology used to identify the median employee is summarized below.

Item	Description
Determination date	Our global employee population as of October 1, 2017 was used to identify the median employee
Employee population
The total employee population (excluding the CEO) as of October 1, 2017 was approximately 32,700. When determining the median employee, we excluded approximately 300 employees related to the acquisition of NOVADAQ Technologies Inc. in September 2017. As a result, the employee population used to determine the median employee was approximately 32,400

Consistently applied compensation measure
Actual cash compensation, measured over the twelve month period of October 2016 to September 2017. Values were converted into United States Dollars using the exchange rates in effect on September 30, 2017

COMPENSATION OF DIRECTORS
The structure of our non-employee director pay program in 2018 was revised based on a market benchmarking study conducted by Semler Brossy in 2017. The study used the same comparison companies that were used in the NEO benchmarking study conducted by Semler Brossy in 2017 (see page 16 for a listing of these companies). After reviewing Semler Brossy's analysis and recommendations, the full Board subsequently approved the following non-employee director pay program for 2018 (revisions from 2017 are noted):

•	Consistent with prior years, Mr. Lobo received no additional compensation for his service as a director.

•	Directors who were not employees earned a fixed annual fee of $115,000 in 2018. Previously, there was an annual fee of $60,000 for Board service and an annual fee of $55,000 for Committee service.

•	Mr. Golston earned an additional $35,000 (increased from $25,000 in 2017) for serving as the Lead Independent Director.

•	The Audit Committee chair earned an additional $20,000 (consistent with 2017) and all other Committee chairs earned an additional $15,000 (increased from $10,000 in 2017).

•
On May 2, 2018, each non-employee director was awarded 1,048 restricted stock units, other than Mr. Cox, who did not stand for re-election. Previously, non-employee directors received both stock options and restricted stock unit awards. Beginning in 2018, all of the annual stock award value is granted in the form of restricted stock units, with one-year vesting and the ability for each director to voluntarily defer the settlement of the restricted stock units until his or her departure from the Board or a specified date in the future. In addition, beginning in 2018, in order to align with the annual election to the Board, the grant date of the annual stock awards to non-employee directors was revised to generally be on the date of the Board meeting that coincides with our annual meeting of shareholders rather than at the Board meeting in February of each year.

•	Stock ownership guidelines for each non-employee director equal to $500,000 with a five-year time frame for compliance. Previously, the stock ownership guideline amount was equal to $300,000.
The 2018 compensation for our directors who were not employees was as follows:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mary K. Brainerd	115,000	175,121	290,121
Howard E. Cox, Jr.(2)	38,860	—	38,860
Srikant M. Datar, Ph.D.	115,000	175,121	290,121
Roch Doliveux, DVM	130,000	175,121	305,121
Louise L. Francesconi	130,000	175,121	305,121
Allan C. Golston	150,000	175,121	325,121
Sherilyn S. McCoy(3)	76,456	175,121	251,577
Andrew K. Silvernail	135,000	175,121	310,121
Ronda E. Stryker	115,000	175,121	290,121
Rajeev Suri(3)	76,456	175,121	251,577
______________

(1)	The Stock Awards column represents the aggregate grant date fair value of restricted stock units calculated in accordance with the Compensation — Stock Compensation Topic of the FASB Codification.

(2)	Mr. Cox served as a director until May 1, 2018 and did not stand for re-election. The fixed annual fee of $115,000 was prorated for his partial year of service.

(3)	Ms. McCoy and Mr. Suri were each elected a director on May 2, 2018. The fixed annual fee of $115,000 was prorated for their partial year of service.
The number of outstanding restricted stock units, which includes both unvested as well as deferred restricted stock units, and unexercised stock options held by each non-employee director as of December 31, 2018 was as follows:

Name	Stock Awards Outstanding at December 31, 2018 (#)	Option Awards Outstanding at December 31, 2018 (#)
Mary K. Brainerd	1,048	3,005
Howard E. Cox, Jr.	—	53,895
Srikant M. Datar, Ph.D.	1,048	44,850
Roch Doliveux, DVM	1,048	31,593
Louise L. Francesconi	1,048	53,895
Allan C. Golston	1,048	31,525
Sherilyn S. McCoy	1,048	—
Andrew K. Silvernail	1,048	16,325
Ronda E. Stryker	1,048	53,895
Rajeev Suri	1,048	—
Options that were previously granted to non-employee directors become exercisable as to 20% of the underlying shares per year over five years. Restricted stock units granted in 2018 vest on May 1, 2019.

AUDIT COMMITTEE REPORT
We constitute the Audit Committee of the Board of Directors of Stryker Corporation. We serve in an oversight capacity and are not intended to be part of Stryker's operational or managerial decision-making process. Management is responsible for the preparation, integrity and fair presentation of information in the Consolidated Financial Statements, the financial reporting process and internal control over financial reporting. Stryker's independent registered public accounting firm is responsible for performing independent audits of the Consolidated Financial Statements and an audit of the Company's internal control over financial reporting as of December 31, 2018. We monitor and oversee these processes. We also approve the selection and appointment of Stryker's independent registered public accounting firm and recommend the ratification of such selection and appointment to the Board.
In this context, we met and held discussions with management and Ernst & Young LLP, the Company's independent registered public accounting firm, throughout the year and reported the results of our activities to the Board. We specifically did the following:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with Stryker's management;

•	Discussed with Ernst & Young LLP the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301, Communications with Audit Committees; and

•
Received the written disclosures and the letter from Ernst & Young LLP as required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, regarding its communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

Submitted by:

Andrew K. Silvernail, Chair
Mary K. Brainerd
Allan C. Golston
Rajeev Suri

Members of the Audit Committee

ADDITIONAL INFORMATION

Shareholder Proposals for the 2020 Annual Meeting
Under the rules of the SEC, if you would like to submit a proposal for inclusion in the proxy materials for our 2020 annual meeting, the proposal must be received by our Vice President, Corporate Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002 on or prior to November 21, 2019. The inclusion of any proposal in the proxy statement and form of proxy for such meeting will be subject to applicable SEC rules.
Under our By-Laws, which are available in the Corporate Governance area of the Investor section of our website at www.stryker.com/investors/bylaws or may be obtained by written request to our Vice President, Corporate Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, certain procedures are provided that shareholders must follow to nominate a person for election as a director at an annual meeting or to bring an item of business before an annual meeting. These procedures require that notice of an intention to nominate a person for director and/or to bring an item of business before our 2020 annual meeting must be received in writing by our Vice President, Corporate Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002 no earlier than January 2, 2020 and no later than February 1, 2020. The notice must contain certain information about the shareholder making the proposal, including a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in the notice or bring the item of business before the meeting, and about the nominee and/or the item of business and, in the case of a nomination, must be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC and the NYSE and to furnish us with copies of the reports. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure by directors, officers and 10% holders to file such reports on a timely basis. At the present time, there is no 10% holder. Based on our review of such reports and written representations from our directors and officers, we believe that all such filing requirements were met with respect to 2018.

Other Matters
At this time, we do not know of any matter to be brought before the meeting other than those referred to above. If any additional matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their judgment on any such matter.

Expenses of Solicitation
The cost of solicitation of proxies for the annual meeting is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or other means of communication. In addition, we have retained Innisfree M&A Incorporated to act as proxy solicitor for the annual meeting for a fee of $15,000 plus reasonable out-of-pocket expenses. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding the proxy material to the beneficial owners of the stock held in street name by such persons.

By Order of the Board of Directors

Dean H. Bergy
Vice President, Corporate Secretary
March 20, 2019

APPENDIX A — RECONCILIATION OF THE MOST DIRECTLY COMPARABLE GAAP MEASURE TO NON-GAAP FINANCIAL MEASURE
We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including adjusted net earnings and adjusted net earnings per diluted share. We believe that these non-GAAP measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes these adjusted measures are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.
To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations with corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following reconciles the non-GAAP financial measures discussed above with the most directly comparable GAAP financial measures:

	2013	2014	2015	2016	2017	2018
	Net Earnings ($ millions)
Reported	$1,006	$515	$1,439	$1,647	$1,020	$3,553
Acquisition and integration-related charges
Inventory stepped-up to fair value	21	15	4	23	20	9
Other acquisition and integration-related charges	51	50	20	77	31	90
Amortization of purchased intangible assets	98	133	147	221	250	338
Restructuring-related and other charges	46	78	97	98	155	179
Medical device regulations	—	—	—	—	—	10
Recall-related matters	460	628	210	127	131	18
Regulatory and legal matters	63	—	(46)	(7)	25	141
Donations	15	—	—	—	—	—
Tax matters	(46)	391	78	8	833	(1,559)
Adjusted	$1,714	$1,810	$1,949	$2,194	$2,465	$2,779

	Net Earnings Per Diluted Share
Reported	$2.63	$1.34	$3.78	$4.35	$2.68	$9.34
Acquisition and integration-related charges
Inventory stepped-up to fair value	0.06	0.04	0.01	0.06	0.05	0.02
Other acquisition and integration-related charges	0.13	0.13	0.05	0.20	0.09	0.24
Amortization of purchased intangible assets	0.26	0.35	0.39	0.59	0.67	0.89
Restructuring-related and other charges	0.12	0.20	0.26	0.26	0.41	0.47
Medical device regulations	—	—	—	—	—	0.03
Recall-related matters	1.20	1.65	0.55	0.34	0.34	0.05
Regulatory and legal matters	0.17	—	(0.12)	(0.02)	0.06	0.37
Donations	0.04	—	—	—	—	—
Tax matters	(0.12)	1.02	0.20	0.02	2.19	(4.10)
Adjusted	$4.49	$4.73	$5.12	$5.80	$6.49	$7.31

Effective tax rate - Reported	17.0%	55.6%	17.1%	14.3%	50.6%	(50.8)%
Effective tax rate - Adjusted	22.7%	22.3%	17.3%	17.3%	15.6%	16.7%
Weighted average diluted shares outstanding (millions)	382.1	382.8	380.9	378.5	380.1	380.3

Refer to "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2018 Annual Report on Form 10-K for further details regarding the adjustments to our net earnings and net earnings per diluted share.

A-1

stryker

STRYKER CORPORATION
C/O AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
OPERATIONS CENTER
6201 15TH AVENUE
BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 30, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 30, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Stryker Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E59560-P19885

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

stryker

The Board of Directors recommends a vote FOR each of these nominees.

1. Elect ten directors:

Nominees:		**For**	**Against**	**Abstain**
1a)	Mary K. Brainerd	☐	☐	☐
1b)	Srikant M. Datar, Ph.D.	☐	☐	☐
1c)	Roch Doliveux, DVM	☐	☐	☐
1d)	Louise L. Francesconi	☐	☐	☐
1e)	Allan C. Golston[(1)]	☐	☐	☐
1f)	Kevin A. Lobo[(2)]	☐	☐	☐
1g)	Sherilyn S. McCoy	☐	☐	☐
1h)	Andrew K. Silvernail	☐	☐	☐
1i)	Ronda E. Stryker	☐	☐	☐
1j)	Rajeev Suri	☐	☐	☐

(1) Lead Independent Director
(2) Chairman of the Board

The Board of Directors recommends a vote FOR Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is given, this proxy will be voted FOR each of the nominees and FOR Proposals 2 and 3.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

stryker

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to: Stryker Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, so the shares will be represented at the Shareholder Meeting. If you vote by telephone or Internet, do not mail in this proxy card.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting: The Notice and Proxy Statement, our 2018 Annual Report on Form 10-K and a link to the means to vote by Internet are available at www.proxymaterials.stryker.com.

↓ Please fold and detach card at perforation before mailing. ↓

E59561-P19885

stryker

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 1, 2019

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 20, 2019, hereby appoint(s) LOUISE L. FRANCESCONI and RONDA E. STRYKER, and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Stryker Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 1, 2019, or at any adjournment or postponement thereof, as set forth on the reverse side hereof and, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting.

PLEASE MARK, SIGN, AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)